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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169260

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee

6 7/8% Senior Subordinated Notes due 2020	$350,000,000	$24,955 (1)

Guarantees of Debt Securities (2)	(2)	(2)

(1)
The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
No separate consideration will be paid for any guarantee of the notes. Accordingly, pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee will be paid.

P R O S P E C T U S    S U P P L E M E N T
(To prospectus dated September 8, 2010)

$350,000,000

Alliant Techsystems Inc.
6 7/8% Senior Subordinated Notes due 2020

              We are offering $350 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2020. We will pay interest on the notes on March 15 and September 15 of each year, beginning March 15, 2011. The notes will mature on September 15, 2020. We may redeem some or all of the notes at any time on or after September 15, 2015 at redemption prices described in this prospectus supplement. In addition, prior to September 15, 2013, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings at the redemption price listed in "Description of Notes—Optional Redemption." If a change of control as described in this prospectus supplement under the heading "Description of Notes—Change of Control" occurs, we may be required to offer to purchase the notes from the holders.

              The notes will be guaranteed on a senior subordinated basis by all of our restricted subsidiaries that from time to time guarantee our or any of our domestic subsidiaries' other indebtedness, which currently consists of substantially all of our domestic subsidiaries. The notes and the guarantees will be our and our guarantors' general unsecured senior subordinated obligations and will rank junior in right of payment to all of our and our guarantors' existing and future senior indebtedness and equal in right of payment with all of our and our guarantors' existing and future senior subordinated indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

              Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	100.0000%	$350,000,000
Underwriting discount	1.6625%	$5,818,750
Proceeds, before expenses, to us(1)	98.3375%	$344,181,250
(1)
Plus accrued interest from September 13, 2010, if settlement occurs after that date.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 13, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	RBS

Joint Lead Managers

SunTrust Robinson Humphrey	US Bancorp	Wells Fargo Securities

Co-Managers

Mitsubishi UFJ Securities	RBC Capital Markets

The date of this prospectus supplement is September 8, 2010.

              In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any free writing prospectus provided, authorized or approved by us. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the prospectus supplement, the accompanying prospectus or the date of such incorporated information, as applicable.

              We and the underwriters are offering to sell the notes only in places where offers and sales of the notes are permitted.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

S-i

FORWARD-LOOKING STATEMENTS

              Some of the statements made and information contained in this prospectus supplement, excluding historical information, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project" or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

  •
  reductions or changes in NASA or U.S. Government military spending and budgetary policies and sourcing strategy;

  •
  increases in costs, which we may not be able to react to due to the nature of our U.S. Government contracts or for other reasons;

  •
  the potential termination of U.S. Government contracts and the potential inability to recover termination costs;

  •
  government laws and other rules and regulations applicable to our company, such as procurement and import-export control;

  •
  the novation of U.S. Government contracts;

  •
  other risks associated with U.S. Government contracts that might expose our company to adverse consequences;

  •
  risks associated with diversification into new markets;

  •
  changes in cost estimates and/or timing of programs;

  •
  costs of servicing our debt, including cash requirements and interest rate fluctuations;

  •
  intense competition;

  •
  reduced demand for commercial ammunition;

  •
  performance of our subcontractors;

  •
  supply, availability, and costs of raw materials and components, including commodity price fluctuations;

  •
  development of key technologies and retention of a qualified workforce;

  •
  fires or explosions at any of our facilities;

  •
  environmental laws that govern past practices and rules and regulations, noncompliance with which may expose our company to adverse consequences;

  •
  actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates;

  •
  capital market volatility and corresponding assumptions related to our capital structure, such as share count and interest rates;

  •
  effects of financial market disruptions or volatility upon our customers and vendors;

S-ii

  •
  greater risk associated with international business;

  •
  results of acquisitions;

  •
  costs incurred for pursuits and proposed acquisitions that have not yet or may not close; and

  •
  unanticipated changes in the tax provision or exposure to additional tax liabilities.

              This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. Additional information regarding these and other factors may be contained in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including "Risk Factors," the financial information included in or incorporated by reference into this prospectus supplement or the accompanying prospectus and the documents to which we have referred.

              Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms "ATK," "we," "our" and "us" refer to Alliant Techsystems Inc. and all its subsidiaries that are consolidated under accounting principles generally accepted in the United States, or GAAP. Our fiscal year ends on March 31 of each year. When we refer to a fiscal year, such as fiscal 2010, we are referring to the fiscal year ended on March 31 of that year. "LTM" refers to the twelve month period ended July 4, 2010.

Our Company

              We are a premier aerospace and defense company and a leading supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. We are the world's largest manufacturer of solid rocket motors and the prime contractor of the first stage of NASA's next-generation family of launch vehicles—the Ares I and Ares V. We produce other large solid rocket motors used to launch a wide variety of strategic missiles and launch vehicles for satellite insertions or deep-space scientific exploration. We are also a leading producer of ammunition for small, medium and large caliber applications for the defense and commercial sectors. In addition, we supply a variety of advanced weapons systems and composite structures to aerospace and defense prime contractors. For the twelve months ended July 4, 2010, we had total sales of $4.8 billion and EBITDA of $654.9 million.

              Effective April 1, 2010, we realigned our business structure into four operating groups. These operating segments are defined based on the reporting and review process used by our chief executive officer and other management. The new operating structure better aligns our capabilities and resources with our customers and markets and positions us for long-term growth and improved profitability. As a result of this realignment, our four operating groups are:

  •
  Aerospace Systems (33% of LTM sales).  The Aerospace Systems segment is the world's top producer of solid rocket propulsion systems and a leading supplier of military and commercial aircraft structures. Through this segment, we develop and produce rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provide engineering and technical services. Additionally, Aerospace Systems operates in the military and commercial aircraft and launch structures markets and has extensive experience supporting human and space payload missions. Other products include ordnance, such as decoy and illuminating flares. For the twelve months ended July 4, 2010, our Aerospace Systems segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $1,576.9 million and $140.8 million, respectively.

  •
  Armament Systems (35% of LTM sales).  The Armament Systems segment develops and produces military small, medium, and large caliber ammunition, precision munitions, gun systems, and propellant and energetic materials. Through this segment we are the world's largest manufacturer of military ammunition and integrated medium-caliber gun systems. This segment operates the ATK Lake City Army Ammunition Plant in Independence, Missouri, where it has the capacity to produce 1.4 billion rounds of small-caliber ammunition annually. It also operates the Radford Army Ammunition Plant in Radford, Virginia, where it produces rocket and gun propellants and other energetics materials. For the twelve months ended July 4, 2010, our Armament Systems segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $1,699.5 million and $175.1 million, respectively.

  •
  Missile Products (15% of LTM sales).  The Missile Products segment operates across the following market areas: missiles, propulsion, missile defense, fuzes and warheads, composites, special mission aircraft, and electronic warfare. Other major products and programs include aircraft sensor integration, missile warning systems, control systems, and advanced technologies for military, space, strategic, and tactical applications. The group operates ATK's Manufacturing Center of Excellence in Rocket Center, West Virginia. In fiscal 2010, the Missile Products group encompassed more than 700 different programs for U.S. and allied armed forces, NASA and international governments. For the twelve months ended July 4, 2010, our Missile Products segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $739.6 million and $58.6 million, respectively.

  •
  Security and Sporting (16% of LTM sales).  The Security and Sporting segment develops and produces commercial products and tactical systems and equipment. Through this segment, we are a leading supplier of ammunition for law enforcement, military and sporting applications; a manufacturer of optics, reloading gear and sport shooting accessories; and a producer of tactical accessories. We serve sport shooting enthusiasts, law enforcement professionals, military and tactical markets. Our products include some of the most widely known brands in the industry, including Federal Premium, CCI, Speer, RCBS, Alliant Powder, Champion, Weaver, Eagle, and Blackhawk. For the twelve months ended July 4, 2010, our Security and Sporting segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $784.6 million and $118.5 million, respectively.

Competitive Strengths

              We believe that we maintain a strong competitive position in each of our markets as a result of numerous factors, including the following:

Leading Market Positions and Sole-Source Provider

              We are the leading U.S. manufacturer and are a sole- or dual-source supplier of many of our core products, particularly in the areas of solid rocket motors and ammunition. We believe our success is attributable to our market position, our technological and operational advantages and our position as a valued and strategic supplier to the U.S. Government and to major aerospace and defense prime contractors. We are a sole-source supplier for 58% of our consolidated fiscal 2010 sales to the U.S. Government.

              We are the world's largest producer of military small-caliber ammunition for use in soldier-carried weapons such as automatic and semi-automatic rifles, and machine guns. We are also the largest producer of medium-caliber ammunition used by crew-served weapons on armored vehicles and aircraft. We are one of the largest producers of military large-caliber ammunition used by tanks in the United States. In addition, we are a leading producer of ammunition for the sport enthusiast and law enforcement markets.

              We are the world's largest manufacturer of solid rocket motors. Our signature reusable solid rocket motors provide the majority of thrust at lift off for the Space Shuttle. We are also the prime contractor of the first stage of NASA's next-generation family of launch vehicles—the Ares I and Ares V. We produce other large solid rocket motors used to launch, or help launch, a wide variety of strategic missiles, and launch vehicles for satellite insertions or deep-space scientific exploration, including the Trident II (D5) and Minuteman III which provide strategic deterrence capability for the United States and its allies; missile intercept solid rocket motors for Ground-based missile defense and the SM-3 program; and Graphite Epoxy Motors for launch vehicles such as the Delta II. We also produce smaller solid rocket motors for tactical missiles such as the Hellfire and Maverick. In addition, we are a market leader in orbit insertion solid rocket motors that place satellites in their proper orbit once they have arrived in space.

              In addition to our world leadership position in ammunition and solid rocket motors, we are increasingly establishing ATK as a provider of composite components for commercial and military aircraft, as well as affordable, precision-strike weapon systems. We are a leading manufacturer of medium-caliber chain guns for use on a variety of land, sea and airborne platforms. We are also a leading provider of satellite and spacecraft components and subsystems and have recently established ourselves as a provider of tactical accessories for military, security, law enforcement and sport enthusiast markets. We are a leading provider of energetics and propellants for warheads and bomb-fill. We provide advanced missile warning sensors for a variety of aircraft; fuses for a wide variety of weapon systems; and advanced barrier systems used by the U.S. Armed forces and its allies. Additional business lines include special mission aircraft for intelligence, surveillance and reconnaissance missions; and advanced flares and decoys used for night operations and search and rescue missions.

Multi-Year Contracts and Backlog

              Substantially all of our sales are derived from multi-year contracts, primarily with the agencies of the U.S. Government and major aerospace and defense prime contractors. Major multi-year contracts include our production contract with the U.S. Army to supply a significant majority of the Army's small-caliber ammunition needs. Other major multi-year contracts include solid rocket motors under development for NASA's next-generation launch vehicles, the Ares I and Ares V and the Trident II ballistic missile. As of July 4, 2010, contracted backlog was approximately $6.4 billion and total backlog was approximately $6.7 billion. Total backlog represents contracted backlog plus the value of unexercised options related to existing contracts.

Strong Operating Cash Flow

              We have historically benefited from a business model that focuses on profitable long-term contracts with key government customers. As a result, we have historically generated significant amounts of operating cash flow. During fiscal 2010, we generated cash flows from operations of $193.7 million, which included qualified pension plan trust contributions of $300.0 million. Our capital expenditures totaled $143.5 million during that period. This operating cash flow generation has allowed us to manage our leverage, while making strategic acquisitions.

Significant Participation in U.S. Government Programs

              U.S. Government programs accounted for approximately 69% of our sales in fiscal 2010, with significant participation on many of the largest programs and a focus on the supply of consumable products, such as ammunition. Our top five contracts accounted for 30% of fiscal 2010 sales, and multiyear contracts and large backlog lead to significant sales visibility. We believe we are well positioned on U.S. Government programs that are relatively less sensitive to budget trends. For instance, the U.S. Army has a training mandate that requires that all soldiers, not just the front-line troops, be proficient with weapons. As a result, we believe a significant majority of small-caliber ammunition is used in training and is not dependent on wartime conditions. We expect this initiative to contribute significantly to the demand for small-caliber ammunition by the U.S. Army of 1.5 billion rounds or greater per annum.

Diversified Product Portfolio

              Our broad product portfolio provides a diverse source of sales, which mitigates the risks of contract delays or program cancellations. We have recently focused on diversification into adjacent markets, as well as growing our international and commercial operations. Much of our product portfolio is "platform independent," meaning it can be used in the legacy platforms of today, such as M1A1 battle tanks and F-16 fighters, or in the platforms being developed for future use, such as the Future Combat System or the Joint Strike Fighter. With the exception of the military small-caliber ammunition produced at Lake City, no other single program is expected to account for more than 10% of our sales in fiscal 2011 and 2012.

Broad Base of U.S. Government Customers

              Our sales are predominately derived from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. The various U.S. Government customers include NASA, the U.S. Army, the U.S. Air Force, and the U.S. Navy. Although NASA and each of these military departments are subject to the overall authorization and appropriation power of Congress, and act pursuant to plans prepared and coordinated with the Executive Branch, the individual agencies have considerable responsibility to determine requirements, plan acquisition strategy, and to make purchases of supplies and services. As a result, we regard sales to each contracting customer entity as constituting sales to a separate customer, rather than treating all sales to the U.S. Government as sales to a single customer.

High Barriers to Entry

              Our business is characterized by high barriers to entry. These barriers include specialized technologies, a highly skilled workforce, the necessary infrastructure for potentially hazardous and technically sensitive work, and considerable capital costs for necessary plants and facilities. In conjunction with the U.S. Government, we have invested significant resources in our facilities and technology base. A substantial portion of our business, including many of our contracts with the U.S. Government or its prime contractors, requires customer certification or qualification, which can be a lengthy and expensive process. As the sole-source supplier on many of our programs, we are the only contractor that has been qualified by the customer to perform on those programs.

Experienced Leadership Team

              Our senior leadership team has extensive experience in the defense and aerospace industries and have built strong relationships with customers within the U.S. Government and its prime contractors.

Business Strategy

              Our management believes that the key to our continued success is to focus on performance, simplicity, and affordability, and that our future growth lies in being a leading provider of advanced weapon and space systems. Our strategy is to continue to increase growth in earnings and operating cash flow. To implement our strategy, we intend to do the following:

Expand Existing and Develop New Technologies

              Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue to focus on the development of our technologies. Customer-funded development contracts enable us to work with our customers to design, develop and manufacture new systems and components, while decreasing our financial risk when such systems later go into production. For example, in the area of missile systems, we have combined our missile systems engineering capabilities with our strength in propulsion, warheads, and high volume manufacturing, in the pursuit of new tactical missile program opportunities, specifically with the development of the Advanced Anti-Radiation Guided Missile (AARGM) for the U.S. Navy. Our experience with Guidance, Navigation and Control (GNC), airframes, propulsion, warhead, sensors and seeker technology has led to the development of our next generation of precision munitions, including the Precision Guided Mortar Munition (PGMM) program for the U.S. Army. At the same time, we believe that we are on the leading edge of technologies essential to "future generation" weapons and platforms, including advanced sensor/seeker integration; directed energy; weapon data links; and high-speed, long-range projectiles.

Focus on Sustainable Product Programs

              We intend to focus on areas that we expect to grow faster than the overall defense budget, particularly at a time when potential program cuts are forecasted. These areas include consumables (e.g., ammunition and solid rocket motors) and weapons and sensors that extend the lives and enhance the capabilities and effectiveness of ships, aircraft, land vehicles, and individual soldiers. Our transformational weapons such as the AARGM, the Ballistic Trajectory Extended Range Munition (BTERM) guided projectile, the PGMM and Mid-Range Munition (MRM) are aimed at this growing market.

Pursue Strategic Acquisitions

              In addition to our continued focus on organic growth, we remain committed to growing our capabilities through strategic acquisitions. Consistent with past practice, we target selective, accretive acquisitions, to broaden our existing product base, build on our existing customer relationships, and enhance our ability to enter new markets. In carrying out our strategic acquisition program, we frequently evaluate potential acquisitions and from time to time enter into discussions with sellers and targets. Although we currently have no agreements to acquire any businesses, we may enter into an acquisition agreement at any time.

Recent Developments

Business Realignment

              Effective April 1, 2010, we realigned our business operations into four segments: Aerospace Systems, Armament Systems, Missile Products and Security and Sporting. As a result of this realignment, we:

  •
  changed the name of our Space Systems segment to Aerospace Systems and transferred the aerospace structures business (formerly part of our Missions Systems segment) to Aerospace Systems;

  •
  transferred the precision munitions business (formerly part of our Missions Systems segment) to our Armament Systems segment;

  •
  changed the name of our Missions Systems segment to Missile Products; and

  •
  transferred the commercial products and tactical accessories businesses from our Armament Systems business to a new segment called Security and Sporting.

              The April 1, 2010 realignment is not reflected in the information contained in our Annual Report on Form 10-K for the year ended March 31, 2010 but is reflected in our Form 8-K dated August 13, 2010 and our Form 10-Q dated August 11, 2010.

Refinancing of Senior Credit Facilities

              We are currently in discussions with potential lenders about refinancing our existing senior credit facilities due 2012, which we refer to as our senior credit facilities, consisting of a $500.0 million revolving credit facility, which we refer to as our revolving credit facility, and a $257.8 million term loan, which we refer to as our term A loan, with what we expect to be a new 5-year senior credit facility of up to $1.0 billion, consisting of a $600.0 million revolving credit facility and a $400.0 million term loan. See "Description of Other Indebtedness—Senior Credit Facilities". The closing of this offering of notes is not conditioned on the refinancing of our existing credit facilities, and we cannot assure you that it will be refinanced on acceptable terms or at all.

Acquisition of Blackhawk Industries

              On April 9, 2010, we acquired Blackhawk Industries Products Group Unlimited, LLC, which we refer to as Blackhawk Industries, a leading manufacturer of high quality tactical gear. The purchase price was $172.3 million, subject to purchase price adjustments expected to be settled in fiscal 2011. We believe that the acquisition provides us with a leading tactical systems brand, an expanded portfolio of quality products, and additional design and development expertise for innovative and tactical accessories which will strengthen out position in tactical accessories and equipment for domestic and international military, law enforcement, security, and sport enthusiast markets. Blackhawk Industries is included in our Security and Sporting segment.

              We were founded and incorporated in Delaware in 1990. Our principal executive offices are located at 7480 Flying Cloud Drive, Minneapolis, MN 55344, and our telephone number is (952) 351-3000. Our web site is located at www.atk.com. Information contained on our web site is not a part of this prospectus supplement or the accompanying prospectus, and you should only rely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus when making a decision as to whether or not to invest in the notes.

THE OFFERING

              The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of Notes" and the sections of the accompanying prospectus entitled "Description of the Debt Securities" and "Description of the Guarantees."

Issuer	Alliant Techsystems Inc.
Securities Offered	$350.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2020.
Maturity	September 15, 2020.
Interest Rate	6.875% per year.
Interest	September 15 and March 15 of each year, beginning on March 15, 2011.
Guarantees
The notes will be guaranteed on a senior subordinated basis by all of our restricted subsidiaries that from time to time guarantee our or any of our domestic subsidiaries' other indebtedness, which currently consists of substantially all of our domestic subsidiaries.
Ranking	The notes and the guarantees will be our and the guarantors' general unsecured senior subordinated obligations. Accordingly, the notes and the guarantees will rank:
• behind all of our and the guarantors' respective existing and future senior debt, including debt under our senior credit facilities;
• effectively behind any existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes;

•       equally with all of our and the guarantors' respective existing and future unsecured senior subordinated debt obligations, including our 2.75% convertible senior subordinated notes due 2011 (which we refer to as our 2011 notes), our 6.75% senior subordinated notes due 2016 (which we refer to as our 2016 notes); our 2.75% convertible senior subordinated notes due 2024 (which we refer to as our 2.75% 2024 notes and are to be redeemed with the proceeds of this offering), our 3.00% convertible senior subordinated notes due 2024 (which we refer to as our 3.00% 2024 notes); and

• ahead of all of our and the guarantors' respective future debt that expressly provides that it is subordinated to the notes or the relevant guarantee, as applicable.

As of July 4, 2010, we had $1,437.0 million of total indebtedness outstanding, consisting of $257.8 million of indebtedness under our senior credit facilities (not including letters of credit), $300.0 million of our 2011 notes, $400.0 million of our 2016 notes, $279.8 million of our 2.75% 2024 notes, and $199.5 million principal amount of our 3.00% 2024 notes. In addition, as of July 4, 2010, we had $174.7 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $325.3 million of availability under our senior credit facilities, all of which would have been senior indebtedness. As of July 4, 2010, after giving effect to this offering and the application of the net proceeds to redeem all of our outstanding 2.75% 2024 notes, total indebtedness would have been approximately $1,507.3 million.
Optional Redemption
We may redeem the notes on or after September 15, 2015 at the redemption prices described in this prospectus supplement in the section entitled "Description of Notes—Optional Redemption." In addition, we may redeem up to 35% of the aggregate principal amount of the notes before September 15, 2013, at the redemption price described in this prospectus supplement in the section entitled "Description of Notes—Optional Redemption," with the net cash proceeds from certain equity offerings. At any time prior to September 15, 2015, we also may redeem the notes at a redemption price equal to 100% of their principal amount, plus accrued interest thereon to the date of redemption and a make-whole premium described in this prospectus supplement in the section entitled "Description of Notes—Optional Redemption."
Change of Control
Upon the occurrence of a Change of Control (as defined herein), each holder of the notes will have the right to require us to repurchase all or any part of that holder's notes at a repurchase price equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, to the date of repurchase. We cannot assure you that we will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the notes). See "Description of Notes—Change of Control" and "Risk Factors—Risks Related to the Notes."
Certain Covenants
We will issue the notes under an indenture among us, the subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture. The indenture and supplemental indenture will include covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional debt, including guarantees by our restricted subsidiaries;

• pay dividends on our capital stock, redeem or repurchase our capital stock or subordinated obligations, or make investments, subject to certain exceptions;
• create liens;
• sell assets;
• create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make loans or other distributions to us;
• engage in transactions with affiliates;
• incur layered debt; and
• consolidate or merge with or into other companies or sell all or substantially all of our assets.
These covenants will be subject to a number of important exceptions and qualifications described under "Description of Notes—Certain Covenants."
Events of Default
For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see "Description of Notes—Defaults" in this prospectus supplement and "Description of the Debt Securities—Events of Default" in the accompanying prospectus.
Use of Proceeds
We expect to use the net proceeds from this offering (which we estimate to be approximately $342.9 million after deducting underwriting discounts and estimated fees and expenses related to the offering) to fund our redemption of all $279.8 million aggregate principal of our outstanding 2.75% 2024 notes. Any remaining net proceeds will be used for working capital and general corporate purposes.
Conflicts of Interest
As described in "Use of Proceeds," we intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 2.75% 2024 notes. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by Wells Fargo Securities, LLC ("Wells Fargo") or its affiliates in this offering, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority ("FINRA"). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering because none of the underwriters primarily responsible for managing this offering have any conflict of interest, as that term is defined in Rule 2720.
Risk Factors
You should carefully consider the information set forth under "Risk Factors" and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

SUMMARY FINANCIAL AND OPERATING DATA

              The following tables summarize our selected consolidated financial and operating data for the fiscal years ended March 31, 2008, 2009 and 2010, the three months ended July 5, 2009 and July 4, 2010 and the twelve months ended July 4, 2010. The summary consolidated operating data, other financial data and balance sheet data as of and for the years ended March 31, 2008, 2009 and 2010 are derived from our audited consolidated financial statements. The summary consolidated operating data, other financial data, and balance sheet data for the three months ended July 5, 2009 and July 4, 2010 and the twelve months ended July 4, 2010 are derived from our unaudited consolidated financial statements. In the opinion of management, the interim financial information provided herein reflects all adjustments consisting of normal and recurring adjustments necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. The financial statement data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto contained in our Annual Report on Form 10-K filed on May 24, 2010, our Quarterly Report on Form 10-Q filed August 11, 2010 and our Current Report on Form 8-K filed on August 13, 2010, in each case, incorporated by reference into this prospectus supplement or the accompanying prospectus.

						Twelve Months Ended
				Three Months Ended
	Fiscal Year Ended March 31,
				July 5, 2009	July 4, 2010	July 4, 2010
	2008	2009	2010
	(dollars in thousands)
Operating Data:
Sales	$4,171,725	$4,583,224	$4,807,666	$1,209,134	$1,202,151	$4,800,683
Cost of sales	3,325,410	3,607,312	3,776,355	949,289	949,887	3,776,953

Gross profit	846,315	975,912	1,031,311	259,845	252,264	1,023,730
Operating expenses:
Research and development	68,333	81,529	75,896	15,378	13,888	74,406
Selling	131,068	161,805	168,986	45,094	40,361	164,253
General and administrative	216,386	239,621	236,084	68,001	64,962	233,045
Trade name and goodwill impairments	—	108,500	38,008	—	—	38,008

Income before interest, income taxes and noncontrolling interest	430,528	384,457	512,337	131,372	133,053	514,018
Interest expense	(103,904)	(87,313)	(77,494)	(20,935)	(17,699)	(74,258)
Interest income	1,431	905	574	86	70	558

Income before income taxes and noncontrolling interest	328,055	298,049	435,417	110,523	115,424	440,318
Income tax provision	118,678	157,096	156,473	41,040	40,647	156,080

Net income	209,377	140,953	278,944	69,483	74,777	284,238
Less net income attributable to noncontrolling interest	376	187	230	52	133	311

Net income attributable to Alliant Techsystems Inc.	$209,001	$140,766	$278,714	$69,431	$74,644	$283,927

Balance Sheet and Other Data (at period end):
Cash and cash equivalents	$119,773	$336,700	$393,893	$154,923	$91,987	$91,987
Working capital	617,029	573,434	931,163	477,084	806,177	806,177
Net property, plant, and equipment	429,336	540,041	561,931	540,265	560,914	560,914
Total assets	3,196,194	3,577,345	3,869,624	3,402,771	3,851,863	3,851,863
Total debt(1)	1,455,000	1,454,382	1,440,466	1,450,945	1,437,029	1,437,029
Net debt(2)	1,335,227	1,117,682	1,046,573	1,296,022	1,345,042	1,345,042
Total stockholders' equity	818,755	674,569	807,422	761,000	871,395	871,395
Total backlog (in billions)	6.5	7.0	7.1	6.1	6.7	6.7
Other Financial Data:
Cash provided by (used for) operating activities	$382,751	$424,987	$193,662	$(150,336)	$(91,824)	$252,174
Cash used for investing activities	(204,032)	(186,527)	(132,625)	(30,912)	(207,219)	(308,932)
Cash used for financing activities	(75,039)	(21,533)	(3,844)	(529)	(2,863)	(6,178)
Capital expenditures	100,709	111,481	143,472	32,169	34,991	146,294
Depreciation and amortization of intangible assets	77,486	85,753	99,830	23,837	26,881	102,874
EBITDA(3)	508,014	578,710	650,175	155,209	159,934	654,900
Ratio of total debt to EBITDA	2.9x	2.5x	2.2x			2.2x
Ratio of net debt to EBITDA	2.6x	1.9x	1.6x			2.1x
Ratio of EBITDA to interest expense	4.9x	6.6x	8.4x			8.8x
Ratio of earnings to fixed charges(4)	3.9x	4.0x	5.9x	5.6x	6.6x	6.2x

(1)
Total debt consists of the principal amount of long-term debt, including the current portion, and does not include unamortized discounts.

(2)
Net debt consists of total debt less cash and cash equivalents.

(3)
EBITDA is defined as earnings before net interest, income taxes, depreciation and amortization, trade name and goodwill impairments and noncontrolling interests. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the United States as a measure of performance or to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity. We have included EBITDA as a performance measure because management uses it as a key measure of our performance. Management uses variants of EBITDA to measure our compliance with important financial covenants under our senior credit facilities. EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of these limitations include that EBITDA:

  •
  does not reflect our cash expenditures for capital expenditures or contractual commitments;

  •
  does not reflect the impact of changes in effective tax rates;

  •
  does not reflect changes in, or cash requirements for, our working capital requirements; and

  •
  does not reflect the cash necessary to make payments of interest on our indebtedness.

              In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for those replacements. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results, in addition to our EBITDA, and by budgeting our projected cash requirements for interest, capital expenditures and taxes. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. The following table provides a reconciliation of net income to EBITDA:

						Twelve Months Ended
				Three Months Ended
	Fiscal Year Ended March 31,
				July 5, 2009	July 4, 2010	July 4, 2010
	2008	2009	2010
	(in thousands)
Balance Sheet and other data (at end of period):
Net income	$209,377	$140,953	$278,944	$69,483	$74,777	$284,238
Income tax provision	118,678	157,096	156,473	41,040	40,647	156,080
Interest expense, net	102,473	86,408	76,920	20,849	17,629	73,700
Depreciation and amortization	77,486	85,753	99,830	23,837	26,881	102,874
Trade name and goodwill impairments	—	108,500	38,008	—	—	38,008

EBITDA	$508,014	$578,710	$650,175	$155,209	$159,934	$654,900

(4)
"Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

RISK FACTORS

              An investment in the notes represents a high degree of risk. There are a number of factors associated with our business which could affect your decision whether to invest in the notes. The following discussion describes the material risks currently known to us. However, additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely affect the notes. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus before making a decision to invest in the notes.

Risks Related to Our Business

Our business could be adversely impacted by reductions or changes in NASA or U.S. Government military spending.

              As the majority of our sales are to the U.S. Government and its prime contractors, we depend heavily on the contracts underlying these programs. Significant portions of our sales come from a small number of contracts. Our top five contracts, all of which are contracts with the U.S. Government, accounted for approximately 30% of fiscal 2010 sales. Our military small-caliber ammunition contract contributed approximately 13% of total fiscal 2010 sales. The loss or significant reduction of a material program in which we participate could have a material adverse effect on our operating results, financial condition, or cash flows.

              Our small-caliber ammunition operations for the U.S. military and U.S. allies are conducted at the Lake City Army Ammunition Plant (Lake City) in Independence, MO. Lake City is the Army's principal small-caliber ammunition production facility and is the primary supplier of the U.S. military's small-caliber ammunition needs. We took over operation of this facility on April 1, 2000 and are responsible for the operation and management, including leasing excess space to third parties in the private sector. We had a 10-year production contract to supply the Army's small-caliber ammunition needs that expired April 1, 2010. We have reached agreement with the U.S. Army on a four-year supply contract as the primary supplier of small-caliber ammunition to the U.S. Department of Defense (DoD) for both its training and tactical needs. Production on the new contract is expected to continue into fiscal 2014. During this same period, we will complete government-funded projects for modernization of the facility. We also have a facilities-use contract for the plant that expires in April 2025. Although the facilities-use contract expires 11 years after the plant production contract, if the plant production contract is not renewed, we believe the U.S. Army would relieve us of all of our obligations under the facilities-use contract. Future production under this contract or levels of government spending cannot be predicted with certainty.

              In 2006, we were chosen by NASA to design, develop, and manufacture the first-stage for the next-generation Ares I Crew Launch Vehicle, which is intended to replace the Space Shuttle launch system scheduled for retirement from service as early as 2010. As the prime contractor for the first-stage, in addition to a new five-segment motor derived from the Space Shuttle's four-segment Reusable Solid Rocket Motor ("RSRM"), we are also responsible for thrust vector control, stage separation motors, forward and aft interface structures, ordnance, and parachute recovery systems. We believe that our RSRM products used on the Space Shuttle and the Ares I Crew Launch Vehicle for NASA's Constellation space exploration program will be important to achieving affordable launch systems for NASA. In August 2009, NASA released a study, referred to as the Augustine Report, which formed the basis of the Administration's budget released on February 1, 2010. The Administration's released budget includes the proposed cancellation of NASA's Constellation space exploration program. Congress will determine, as part of the 2011 authorization and appropriation legislative process, what the policy and funding levels for NASA will be and ultimately decide on the future funding level for the Constellation program. Current law continues funding for the Constellation program through government fiscal year 2010, and can be modified only by a subsequent appropriations Act by Congress. At this time the impacts of the Administration's budget proposal are still being reviewed. However, if Congress significantly changes NASA's budget or accepts the proposed cancellation of the Constellation program and related contracts, there could be a material adverse effect on our operating results, financial condition, and cash flows, including the potential for substantial termination liability.

              In fiscal 2010, NASA sales relating to the Constellation contracts were approximately $370 million and as of July 4, 2010, we had approximately:

  •
  $89 million of billed and unbilled receivables directly related to the program,

  •
  $106 million of net property, plant, and equipment and other assets related to the Constellation and other contracts, and

  •
  $515 million of goodwill recorded related to the Space Systems Operations reporting unit.

              All of these assets would be subject to impairment testing should there be significant changes made to the Constellation contracts in future periods.

              U.S. Government contracts are also dependent on the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. As a result, at the outset of a major program, the contract is usually incrementally funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years. In addition, most U.S. Government contracts are subject to modification if funding is changed. Any failure by Congress to appropriate additional funds to any program in which we participate, or any contract modification as a result of funding changes, could materially delay or terminate the program. This could have a material adverse effect on our operating results, financial condition, or cash flows.

We may not be able to react to increases in our costs due to the nature of our U.S. Government contracts.

              Our U.S. Government contracts can be categorized as either "cost-plus" or "fixed-price."

              Cost-Plus Contracts.    Cost-plus contracts are cost-plus-fixed-fee, cost-plus-incentive-fee, or cost-plus-award-fee contracts. Cost-plus-fixed-fee contracts allow us to recover our approved costs plus a fixed fee. Cost-plus-incentive-fee contracts and cost-plus-award-fee contracts allow us to recover our approved costs plus a fee that can fluctuate based on actual results as compared to contractual targets for factors such as cost, quality, schedule, and performance. The award or incentive fees that are typically associated with these programs are subject to uncertainty and may be earned over extended periods. In these cases, the associated financial risks are primarily in lower profit rates or program cancellation if cost, schedule, or technical performance issues arise.

              Fixed-Price Contracts.    Fixed-price contracts are firm-fixed-price, fixed-price-incentive, or fixed-price-level-of-effort contracts. Under firm-fixed-price contracts, we agree to perform certain work for a fixed price and absorb any cost underruns or overruns. Fixed-price-incentive contracts are fixed-price contracts under which the final contract prices may be adjusted based on total final costs compared to total target cost, and may be affected by schedule and performance. Fixed-price-level-of-effort contracts allow for a fixed price per labor hour, subject to a contract cap. All fixed-price contracts present the inherent risk of unreimbursed cost overruns. If the initial estimates used to calculate the contract price and the cost to perform the work prove to be incorrect, there could be a material adverse effect on operating results, financial condition, or cash flows. In addition, some contracts have specific provisions relating to cost, schedule, and performance. If we fail to meet the terms specified in those contracts, the cost to perform the work could increase or our price could be reduced, which would adversely affect the Company's financial condition. The U.S. Government also regulates the accounting methods under which costs are allocated to U.S. Government contracts.

              The following table summarizes how much each of these types of contracts contributed to our U.S. Government business in fiscal 2010:

Cost-plus contracts:
Cost-plus-fixed-fee	15%
Cost-plus-incentive-fee/cost-plus-award-fee	21%
Fixed-price contracts:
Firm-fixed-price	64%

Total	100%

Our U.S. Government contracts are subject to termination.

              We are subject to the risk that the U.S. Government may terminate its contracts with its suppliers, either for convenience or in the event of a default by the contractor. If a cost-plus contract is terminated, the contractor is entitled to reimbursement of its approved costs. If the contractor would have incurred a loss had the entire contract been performed, then no profit is allowed by the U.S. Government. If the termination is for convenience, the contractor is also entitled to receive payment of a total fee proportionate to the percentage of the work completed under the contract. If a fixed-price contract is terminated, the contractor is entitled to receive payment for items delivered to and accepted by the U.S. Government. If the termination is for convenience, the contractor is also entitled to receive fair compensation for work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred or committed. While the contractor is entitled to these claims under either type of contract, we cannot assure you that these amounts will be recovered. If a contract termination is for default:

  •
  the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government,

  •
  the U.S. Government is not liable for the contractor's costs for unaccepted items, and is entitled to repayment of any advance payments and progress payments related to the terminated portions of the contract, and

  •
  the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

We are subject to procurement and other related laws and regulations, noncompliance with which may expose us to adverse consequences.

              We are subject to extensive and complex U.S. Government procurement laws and regulations, along with ongoing U.S. Government audits and reviews of contract procurement, performance, and administration. We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations or with laws governing the export of munitions and other controlled products and commodities; or commit a significant violation of any other federal law. These consequences could include contract termination; civil and criminal penalties; and, under certain circumstances, our suspension and debarment from future U.S. Government contracts for a period of time. In addition, foreign sales are subject to greater variability and risk than our domestic sales. Foreign sales subject us to numerous stringent U.S. and foreign laws and regulations, including regulations relating to import-export control, exchange controls, the Foreign Corrupt Practices Act, and the anti-boycott provisions of the U.S. Export Administration Act. Failure to comply with these laws and regulations could result in material adverse consequences to us.

Novation of U.S. Government contracts involves risk.

              When U.S. Government contracts are transferred from one contractor to another, such as in connection with the sale of a business, the U.S. Government may require that the parties enter into a novation agreement. A novation agreement generally provides that:

  •
  the transferring contractor guarantees or otherwise assumes liability for the performance of the acquiring contractor's obligations under the contract,

  •
  the acquiring contractor assumes all obligations under the contract, and

  •
  the U.S. Government recognizes the transfer of the contract and related assets.

Other risks associated with U.S. Government contracts may expose us to adverse consequences.

              In addition, like all U.S. Government contractors, we are subject to risks associated with uncertain cost factors related to:

  •
  scarce technological skills and components,

  •
  the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns,

  •
  the substantial time and effort required for design and development,

  •
  design complexity,

  •
  rapid obsolescence, and the potential need for design improvement.

We are exposed to risks associated with diversification into new markets.

              Our long-term business growth strategy includes diversification into new markets such as commercial aerospace structures. Such efforts involve a number of risks, including increased capital expenditures, market uncertainties, schedule delays, extended payment terms, diversion of management attention, additional credit risk associated with new customers, and costs incurred in competing with companies with strong brand names and market positions. An unfavorable event or trend in any one or more of these factors could adversely affect our operating results, financial condition, or cash flows.

We use estimates in accounting for our programs. Changes in estimates could affect our financial results.

              Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complex and subject to many variables. Assumptions are made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Similarly, many assumptions are made regarding the future impacts of such things as the business base, efficiency initiatives and cost reduction efforts. Incentives or penalties related to performance on contracts are considered in estimating revenue and profit rates, and are recorded when there is sufficient information to assess anticipated performance. Estimates of award and incentive fees are also used in estimating revenue and profit rates based on actual and anticipated awards.

              Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect future period financial performance.

We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on our debt.

              As of July 4, 2010, we had actual total indebtedness of $1,437.0 million, of which approximately $557.8 million matures within the next two years. In addition, we had $174.7 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $325.3 million of availability under our revolving credit facility, which expires in 2012. We currently expect to refinance our credit facility, resulting in a new facility of up to $1.0 billion. We have demands on our cash resources in addition to interest and principal payments on our debt including, among others, operating expenses. Our level of indebtedness, possible interest rate increases, and these significant demands on our cash resources could:

  •
  make it more difficult for us to satisfy our obligations,

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of cash flow available for working capital, capital expenditures, acquisitions, share repurchases, and other general corporate purposes,

  •
  limit our flexibility in planning for, or reacting to, changes in the defense and aerospace industries,

  •
  place us at a competitive disadvantage compared to competitors that have lower debt service obligations and significantly greater operating and financing flexibility,

  •
  limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds,

  •
  increase our vulnerability to general adverse economic and industry conditions, and

  •
  result in a default event upon a failure to comply with financial covenants contained in our senior credit facilities which, if not cured or waived, could have a material adverse effect on our business, financial condition, or results of operations.

              Our ability to pay interest on and repay our long-term debt and to satisfy our other liabilities will depend upon future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

              If we are unable to service our indebtedness and fund operating costs, we will be forced to adopt alternative strategies that may include:

  •
  reducing or delaying expenditures for capital equipment and/or share repurchases,

  •
  seeking additional debt financing or equity capital,

  •
  selling assets, or

  •
  restructuring or refinancing debt.

              We cannot assure you that any such strategies could be implemented on satisfactory terms, if at all.

We are subject to intense competition and therefore may not be able to compete successfully.

              We encounter competition for most contracts and programs. Some of these competitors have substantially greater financial, technical, marketing, manufacturing, distribution, and other resources. Our ability to compete for these contracts depends to a large extent upon:

  •
  our effectiveness and innovativeness of research and development programs,

  •
  our ability to offer better program performance at a lower cost than the competitors,

  •
  our readiness with respect to facilities, equipment, and personnel to undertake the programs for which we compete, and

  •
  our past performance and demonstrated capabilities.

              In some instances, the U.S. Government directs a program to a single supplier. In these cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the U.S. Government chooses to open the particular program to competition. Our sole-source contracts accounted for 58% of U.S. Government sales in fiscal 2010 and include the following programs: RSRM Space Shuttle boosters, Ares I first-stage, Trident II missiles, Minuteman III Propulsion Replacement Program, Advanced Medium-Range Air-to-Air Missile, Hellfire, Sensor Fuzed Weapon propulsion systems, M830A1 multi-purpose tank ammunition rounds, M829A3 tank ammunition, Mk-90 propellant grains for the Hydra 70 and APKWS unguided and guided applications, M789 Lightweight 30 High Explosive Dual Purpose and M792 25mm High Explosive Incendiary—Traced with Self Destructing Fuze for medium-caliber ammunition, the AAR-47 missile warning system, Javelin launch tubes, SM-3 Solid Divert and Attitude Control Systems and Third Stage Rocket Motors, STARTM Motors, Advanced Anti-Radiation Guided Missile ("AARGM"), Mobile Ground-to-Air Radar Jamming System, Spider barrier system, and the XM-8/XM-25 Family of Gun Systems.

              In the commercial ammunition and accessories markets, we compete against manufacturers that have well-established brand names and strong market positions. Competitive responses to market dynamics and commodity cost fluctuations could adversely affect the marketplace and our financial results.

              The downsizing of the munitions industrial base has resulted in a reduction in the number of competitors through consolidations and departures from the industry. This has reduced the number of competitors for some contracts and programs, but has strengthened the capabilities of some of the remaining competitors. In addition, it is possible that there will be increasing competition from the remaining competitors in business areas where they do not currently compete, particularly in those business areas dealing with electronics.

              The final request for proposal ("RFP") for the Radford Army ammunition plant facility management contract has been released. Our current contract at Radford expires on March 31, 2011. We will continue to analyze the RFP and the other circumstances surrounding the competition to determine any impacts to our financial position. If we were to lose the Radford facility contract there could be an adverse effect on our operating results, financial condition, or cash flows. Radford's revenues represented approximately 5% of our total external sales for fiscal 2010. At July 4, 2010, we had approximately $18 million of goodwill recorded related to energetic systems that would be subject to impairment testing if we were to lose the Radford facility contract in the future.

We could experience a reduction in demand for commercial ammunition.

              In recent years, we have seen a spike in demand for commercial ammunition. Although we service a broad base of customers, a reduction in the demand for commercial ammunition could have an adverse impact on the Company's operating results.

Failure of our subcontractors to perform their contractual obligations could materially and adversely impact our prime contract performance and ability to obtain future business.

              We rely on subcontracts with other companies to perform a portion of the services we provide our customers on many of our contracts. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating a contract for default. A default termination could expose us to liability and have a material adverse effect on the ability to compete for future contracts and orders.

Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact us.

              Key raw materials used in our operations include aluminum, steel, steel alloys, copper, zinc, lead, graphite fiber, prepreg, hydroxy terminated polybutadiene, epoxy resins and adhesives, ethylene propylene diene monomer rubbers, cotton fiber, wood pulp cellulose, diethylether, x-ray film, plasticizers and nitrate esters, impregnated ablative materials, various natural and synthetic rubber compounds, polybutadiene, acrylonitrile, and ammonium perchlorate. We also purchase chemicals; electronic, electro-mechanical and mechanical components; subassemblies; and subsystems that are integrated with the manufactured parts for final assembly into finished products and systems.

              We monitor sources of supply to attempt to assure that adequate raw materials and other supplies needed in manufacturing processes are available. As a U.S. Government contractor, we are frequently limited to procuring materials and components from sources of supply approved by the U.S. DoD. In addition, as business conditions, the DoD budget, and congressional allocations change, suppliers of specialty chemicals and materials sometimes consider dropping low volume items from their product lines, which may require, as it has in the past, qualification of new suppliers for raw materials on key programs. The supply of ammonium perchlorate, a principal raw material used in our operations, is limited to a single source that supplies the entire domestic solid propellant industry. This single source, however, maintains two separate manufacturing lines a reasonable distance apart, which mitigates the likelihood of a fire, explosion, or other problem impacting all production. We may also rely on one primary supplier for other production materials. Although other suppliers of the same materials may exist, the addition of a new supplier may require us to qualify the new source for use. The qualification process may impact our profitability or ability to meet contract deliveries.

              Certain suppliers of materials used in the manufacturing of rocket motors have discontinued the production of some materials. These materials include certain insulation and resin materials for rocket motor cases and aerospace-grade rayon for nozzles. We have qualified new replacement materials for some programs. For other programs, we or our customer has procured sufficient inventory to cover current program requirements and is in the process of qualifying new replacement materials to be qualified in time to meet future production needs. Our profitability may be affected if unforeseen difficulties in developing and qualifying replacement materials occur.

              We also are affected by increases in the prices of raw materials used in production on commercial and fixed-price business. We have seen a significant fluctuation in the prices of commodity metals, including copper, lead, steel, and zinc. The fluctuating costs of natural gas and electricity also have an impact on the cost of operating our factories.

              Prolonged disruptions in the supply of any of our key raw materials, difficulty completing qualification of new sources of supply, implementing use of replacement materials or new sources of supply, or a continuing increase in the prices of raw materials and energy could have a material adverse effect on our operating results, financial condition, or cash flows.

Our future success will depend, in part, on our ability to develop new technologies and maintain a qualified workforce to meet the needs of our customers.

              Virtually all of the products produced and sold by us are highly engineered and require sophisticated manufacturing and system integration techniques and capabilities. Both the commercial and government markets in which the Company operates are characterized by rapidly changing technologies. The product and program needs of our government and commercial customers change and evolve regularly. Accordingly, our future performance in part depends on our ability to identify emerging technological trends, develop and manufacture competitive products, and bring those products to market quickly at cost-effective prices. In addition, because of the highly specialized nature of our business, we must be able to hire and retain the skilled and appropriately qualified personnel necessary to perform the services required by our customers. Our operating results, financial condition, or cash flows may be adversely affected if we are unable to develop new products that meet customers' changing needs or successfully attract and retain qualified personnel.

Due to the volatile and flammable nature of our products, fires or explosions may disrupt our business.

              Many of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. From time to time, these activities have resulted in incidents which have temporarily shut down or otherwise disrupted some manufacturing processes, causing production delays and resulting in liability for workplace injuries and fatalities. We have safety and loss prevention programs which require detailed pre-construction reviews of process changes and new operations, along with routine safety audits of operations involving explosive materials, to mitigate such incidents, as well as a variety of insurance policies. However, we cannot assure you that we will not experience similar incidents in the future or that any similar incidents will not result in production delays or otherwise have a material adverse effect on our results of operations, financial condition, or cash flows.

We are subject to environmental laws and regulations that govern both past practices and current compliance which may expose us to adverse consequences.

              Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, including those for discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. At certain sites that we own or operate or formerly owned or operated, there is known or potential contamination for which we are required to investigate, remediate, or provide resource restoration. We could incur substantial costs, including remediation costs, resource restoration costs, fines, and penalties, or third-party property damage or personal injury claims, as a result of liabilities associated with past practices or violations of environmental laws or noncompliance with environmental permits.

              We expect that a portion of our environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

  •
  As part of our acquisition of the Hercules Aerospace Company in fiscal 1995, we assumed responsibility for environmental compliance at the facilities acquired from Hercules (the "Hercules Facilities"). We believe that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts. If we were unable to recover those environmental remediation costs under these contracts, we believe these costs will be covered by Hercules Incorporated, a subsidiary of Ashland Inc. ("Hercules"), under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify us for environmental conditions relating to releases or hazardous waste activities occurring prior to our purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules' representations and warranties. Hercules is not required to indemnify us for any individual claims below $50,000. Hercules is obligated to indemnify us for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. We are not responsible for conducting any remedial activities with respect to the Clearwater, FL facility. In accordance with our agreement with Hercules, we notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

  •
  We generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. ("Alcoa") in fiscal 2002. While we expect that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, we have recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with our agreement with Alcoa, we notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, we are responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29 million, we and Alcoa have agreed to split evenly any amounts between $29 million and $49 million, and we are responsible for any payments in excess of $49 million.

              We cannot ensure that the U.S. Government, Hercules, Alcoa, or other third parties will reimburse us for any particular environmental costs or reimburse us in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency's operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. Our failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, or other third parties could have a material adverse effect on our operating results, financial condition, or cash flows.

              In December 2001, we received notice from the State of Utah of a potential claim against us under Section 107(f) of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") for natural resource damages at Bacchus, one of the Hercules Facilities, in Magna, Utah. The notice letter, which was issued to preserve the State's rights under CERCLA, also expressly acknowledged the State's willingness to allow us to go forward with our currently planned monitoring and remediation program. The State's preliminary estimate of damages contained in this claim is $139 million, which is based on known and alleged groundwater contamination at and near Bacchus and is related to Hercules' manufacturing operations at the site. We have had discussions with the State regarding this claim and entered into a tolling agreement with the State in fiscal 2002. In fiscal 2003, we entered into a similar tolling agreement with the State regarding the Promontory facility that was acquired from Alcoa in the acquisition of Thiokol. These agreements allow us time to continue to identify and address the contamination by the normal and planned regulatory remediation processes in Utah. The tolling agreements expire in January 2011 and September 2012, respectively. Although we have previously made accruals for our best estimate of the probable and reasonably estimable costs related to the remediation obligations known to us with respect to the affected areas, we cannot yet predict if or when a suit may be filed against us, nor can we determine any additional costs that may be incurred in connection with this matter.

              While we have environmental management programs in place to mitigate risks, environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and it is difficult to predict whether they will have a material impact in the future.

The level of returns on pension and postretirement plan assets, changes in interest rates and other factors could affect our earnings and cash flows.

              Our earnings may be positively or negatively impacted by the amount of expense or income recorded for employee benefit plans, primarily pension plans and other postretirement plans. Generally accepted accounting principles ("GAAP") in the United States of America require us to calculate income or expense for the plans using actuarial valuations. These valuations are based on assumptions made relating to financial market and other economic conditions. Changes in key economic indicators can result in changes in these assumptions. The key year-end assumptions used to estimate pension and postretirement benefit expense or income for the following year are the discount rate, the expected long-term rate of return on plan assets, the rate of increase in future compensation levels, mortality rates, and the health care cost trend rate. We are required to remeasure our plan assets and benefit obligations annually, which may result in a significant change to stockholders' equity through other comprehensive income (loss). Our pension and other postretirement benefit income or expense can also be affected by legislation or other regulatory actions.

Capital market volatility could adversely impact our earnings because of our capital structure.

              As of July 4, 2010, on a pro forma basis after giving effect to this offering and the application of the net proceeds therefrom, we would have had outstanding an aggregate of $499.5 million principal amount of our 2011 notes and 3.00% 2024 notes, subject to the terms of various indentures. The indentures require us to satisfy up to the principal amount of our 2011 notes, 2.75% 2024 notes and 3.00% 2024 notes, which we refer to collectively as our convertible notes, solely in cash. In addition, the indentures require us to pay any additional amounts above the principal amount of the convertible notes in cash, common stock, or a combination of cash and common stock at our discretion. As the price of our common stock increases above the conversion price of the convertible notes, we include the dilutive impact of the number of shares that would be issued if converted, which decreases earnings per share.

              We are also exposed to the risk of fluctuation in interest rates. If interest rates increase, we may incur increased interest expense on variable interest-rate debt or short-term borrowings, which could have an adverse impact on our operating results and cash flows.

Financial market disruptions or volatility in the United States and elsewhere may impact our customers and vendors and create challenges that could have a material adverse effect on our business and results of operations.

              Recent economic turmoil, including the failure of financial service companies and the related liquidity crisis has caused significant volatility within the capital and credit markets. This disruption has resulted in decreased economic activity and increased economic uncertainty. As a result, our commercial customers' ability to make timely payments may be adversely impacted and there may be an increase in customer and vendor bankruptcies. Additionally, various other counterparties that owe us money or products, such as financial institutions that service our debt instruments and commodity forward contracts, could breach their obligations. A prolonged recession could cause the counterparties to these arrangements to fail to perform or result in a decline in demand within the commercial sector, which may adversely affect our operating results, financial condition, or cash flows.

International sales are subject to greater risks that sometimes are associated with doing business in foreign countries.

              Our international business may pose greater risks than our business in the United States because in some countries there is increased potential for changes in economic, legal and political environments. Our international business is also sensitive to changes in a foreign government's national priorities and budgets. International transactions frequently involve increased financial and legal risks arising from foreign exchange rate variability and differing legal systems and customs in other countries. In addition, some international customers require contractors to agree to offset programs that may require in-country purchases or manufacturing or financial support arrangements as a condition to awarding contracts. The contracts may include penalties in the event the Company fails to perform in accordance with the offset requirements. An unfavorable event or trend in any one or more of these factors could adversely affect our operating results, financial condition, or cash flows.

We may pursue or complete acquisitions which represent additional risk and could impact future financial results.

              Our business strategy includes the potential for future acquisitions. Acquisitions involve a number of risks including integration of the acquired company with our operations and unanticipated liabilities or contingencies related to the acquired company. We cannot assure you that the expected benefits of any future acquisitions will be realized. Costs could be incurred on pursuits or proposed acquisitions that have not yet or may not close which could significantly impact our operating results, financial condition, or cash flows. Additionally, after the acquisition, unforeseen issues could arise which adversely affect the anticipated returns or which are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual operating results may vary significantly from initial estimates. Total goodwill and intangible assets accounted for approximately $1.2 billion of our recorded total assets as of July 4, 2010. We evaluate goodwill and intangible assets for impairment annually, or when evidence of potential impairment exists. The annual impairment test is based on several factors requiring judgment. Principally, a significant decrease in expected cash flows or changes in market conditions may indicate potential impairment of recorded goodwill or intangible assets. There was no indication of goodwill impairment in fiscal 2010; however, a $38.0 million trade name impairment charge was taken related to the decision to discontinue the use of the Thiokol and Mission Research Corporation (MRC) trade names. Changes in future estimated cash flows, the substantial reduction in the market multiples, and the implied valuation of this and comparable companies led to a non-cash charge of $108.5 million for impairment of goodwill in our Structures and Components division in fiscal 2009. If the current economic conditions were to deteriorate causing a decline in our stock price, estimated cash flows, or reduction in the market multiples, additional impairments to one or more businesses could occur in future periods whether or not connected to our annual impairment analysis. We will continue to monitor the recoverability of the carrying value of our goodwill and other long-lived assets.

Our profitability could be impacted by unanticipated changes in our tax provisions or exposure to additional income tax liabilities.

              Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, thereby affecting income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in income tax expense.

Risks Related to the Notes

We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on the notes or our other debt.

              We have a substantial amount of indebtedness. As of July 4, 2010, after giving effect to this offering and the application of the net proceeds to redeem all of our outstanding 2.75% 2024 notes, we would have had $257.8 million of senior indebtedness outstanding, representing indebtedness under our senior credit facilities (not including letters of credit thereunder), and $1,249.5 million of senior subordinated indebtedness outstanding, consisting of $350.0 million of the notes offered hereby, $300.0 million of our 2011 notes, $400.0 million of our 2016 notes and $199.5 million of our 3.00% 2024 notes. As of July 4, 2010, we had no borrowings outstanding under our revolving credit facility. In addition, as of July 4, 2010, we had $174.7 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $325.3 million of availability under our senior credit facilities. As of July 4, 2010, after giving effect to this offering and the application of the net proceeds therefrom, total indebtedness would have been approximately $1,507.3 million.

              In addition, the terms of our senior credit facilities and the indenture governing the notes will not fully prohibit us from incurring additional debt. As a result, we may be able to incur substantial additional debt in the future.

              We have demands on our cash resources in addition to interest and principal payments on our debt, including, among others, operating expenses. Our level of indebtedness and these significant demands on our cash resources could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes or our other debt,

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of cash flow available for working capital, capital expenditures, share repurchases, acquisitions, and other general corporate purposes,

  •
  limit our flexibility in planning for, or reacting to, changes in the defense and aerospace industries,

  •
  place us at a competitive disadvantage compared to competitors that have lower debt service obligations and significantly greater operating and financing flexibility,

  •
  limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds,

  •
  increase our vulnerability to general adverse economic and industry conditions, and

  •
  result in an event of default upon a failure to comply with financial covenants contained in our senior credit facilities which, if not cured or waived, could have a material adverse effect on our business, financial condition, or results of operations.

              Our ability to pay interest on and repay our long-term debt and to satisfy our other liabilities will depend upon future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

              If we are unable to service our indebtedness and fund operating costs, we will be forced to adopt alternative strategies that may include:

  •
  reducing or delaying expenditures for capital equipment and/or share repurchases,

  •
  seeking additional debt financing or equity capital,

  •
  selling assets, or

  •
  restructuring or refinancing debt.

              We cannot assure you that any such strategies could be implemented on satisfactory terms or at all.

Restrictive covenants in the indenture governing the notes, our outstanding notes and under our senior credit facilities may reduce our operating and financial flexibility.

              The terms of the indenture governing the notes and our outstanding notes contain and will contain a number of covenants that restrict or will restrict our ability to, among other things:

  •
  incur additional debt, including guarantees by our restricted subsidiaries,

  •
  pay dividends on our capital stock, redeem or repurchase our capital stock or subordinated obligations, or make investments, subject to certain exceptions,

  •
  create liens,

  •
  sell assets,

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make loans or other distributions to us,

  •
  engage in transactions with affiliates,

  •
  incur layered debt, and

  •
  consolidate or merge with or into other companies or sell all or substantially all of our assets.

              Our ability to comply with covenants contained in the indenture governing the notes and our outstanding notes may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the notes and our outstanding notes prior to their maturity, which we may be unable to do. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

              In addition, our senior credit facilities require us to maintain compliance with certain covenants, including covenants regarding limits on capital expenditures, a minimum interest coverage ratio, a maximum leverage ratio, and, in certain circumstances, a maximum senior leverage ratio. Our ability to comply with these covenants may be affected by events beyond our control. Our inability to comply with the required financial ratios or limits could result in a default under our senior credit facilities. In the event of any such default, the lenders under our senior credit facilities could elect to:

  •
  declare all outstanding debt, accrued interest and fees to be due and immediately payable,

  •
  require us to apply all of our available cash to repay our outstanding senior debt, and

  •
  prevent us from making debt service payments on our other debt, including the notes.

              If we are unable to repay any of these borrowings when due, the lenders under our senior credit facilities could foreclose on our assets pledged to them as security. If the indebtedness under our senior credit facilities were to be accelerated, holders of the notes would have the right to accelerate, as would the holders of our 2011 notes, 2016 notes, 2.75% 2024 notes and 3.00% 2024 notes, which we collectively refer to as our outstanding notes. We cannot assure you that our assets will be sufficient to repay all such indebtedness in full.

If our company or our operating subsidiaries do not generate sufficient cash flow or if our operating subsidiaries are not able to pay dividends or otherwise distribute their cash to us, we may not be able to service our indebtedness, including the notes.

              Our cash flow and ability to service our debt obligations, including the notes, are largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt. We cannot assure you that our earnings or the earnings of our operating subsidiaries will be adequate for us to service our debt obligations, including the notes.

Because the holders of our senior indebtedness, including our senior credit facilities, will have the right to receive payment in full before any payments can be made in respect of the notes, and our existing notes are pari passu with the notes, our assets may not be sufficient to ensure repayment of the notes.

              The notes are our general unsecured, senior subordinated obligations. Accordingly, the notes rank junior to all of our future senior unsubordinated indebtedness and pari passu with all of our existing and future senior subordinated indebtedness, including our outstanding notes. In addition, the notes effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, and preferred stock of our subsidiaries that do not guarantee the notes. The subsidiary guarantees of the notes rank junior to all existing and future senior indebtedness of our subsidiary guarantors, including guarantees of our obligations under our senior credit facilities, and pari passu with all existing and future senior subordinated indebtedness of our subsidiary guarantors, including their guarantees of our obligations under our existing senior subordinated notes.

              In the event of our insolvency, liquidation or other reorganization, all senior indebtedness and all secured indebtedness must be paid in full before any amounts owed under the notes may be paid. Our assets may not be sufficient to assure full payment for both our existing senior subordinated notes and the notes offered hereby after payment in full of all senior or secured indebtedness. In the event of insolvency, liquidation or other reorganization relating to any of our non-guarantor subsidiaries, holders of the notes will participate in the assets remaining only after the subsidiary has repaid in full all of its indebtedness and other liabilities, including trade payables, and after we have repaid in full all of our senior indebtedness. Moreover, we may not pay any amount owed under the notes, or repurchase, redeem or otherwise retire the notes, if any payment default on our senior indebtedness occurs, unless the default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to the payment. In addition, if any other default exists with respect to designated senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on the notes for a specified period of time.

Fraudulent conveyance laws may permit courts to void or subordinate the subsidiary guarantees of the notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.

              U.S. federal bankruptcy law and comparable state statutes may allow courts, upon the bankruptcy or financial difficulty of a subsidiary guarantor, to void that subsidiary's guarantees of the notes. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided. In the alternative, the court could subordinate that subsidiary guarantee (including all payments thereunder) to all other debt of the subsidiary guarantor. The court could take these actions in respect of a subsidiary guarantee if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

  •
  either

  •
  incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee;

  •
  and also

  •
  was insolvent or was rendered insolvent by reason of the incurrence;

  •
  was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on its business;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

              The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either:

  •
  the sum of the debtor's debts and liabilities, including contingent liabilities, was greater than the debtor's assets at fair valuation; or

  •
  the present fair saleable value of the debtor's assets was less than the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

              We cannot assure you as to what standard a court would apply in making these determinations or that a court passing on these questions would conclude that we or any guarantor were solvent.

              Any guarantee of the notes will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, subsidiary guarantees containing this kind of provision were found to be fraudulent conveyances and thus unenforceable and the court stated that this kind of limitation is ineffective. We do not know if that case will be followed if there is litigation on this point under the indenture. However, if it is followed, the risk that the subsidiary guarantees will be found to be fraudulent conveyances will be significantly increased.

Our senior credit facilities limit our ability to pay cash to holders in certain situations.

              Our senior credit facilities contain certain covenants and terms which limit our ability to pay cash to the holders of the notes to repurchase, redeem or retire the notes, including upon a change of control. Under our existing senior credit facilities, the amount of cash that we could potentially apply to any repurchase, redemption or retirement of the notes is limited to the amount allowed by a limited exception applicable to restricted payments generally under our senior credit facilities. The maximum amount allowed by this limited exception is the sum of $50 million in each fiscal year, plus up to 100% of the available proceeds from qualifying sales or issuances of equity interests. However, we can make restricted payments in any amount as long as our ratio of senior indebtedness to EBITDA (earnings before interest, income taxes, depreciation and amortization, as defined) for the preceding four fiscal quarters would be less than 2.00 to 1.00, after taking into account the proposed restricted payments. This limited exception will not be available to us if we are in default under our senior credit facilities. Accordingly, if we are required to repurchase, redeem or retire notes in an amount in excess of this limitation, we will need to obtain a waiver or amend, or otherwise terminate, our senior credit facilities to allow us to make any additional cash payments to holders of the notes. We cannot assure you that we will be able to obtain a waiver or amendment, and we cannot assure you that any other credit facilities we may enter into or debt instruments we may issue in the future will not have similar or more restrictive limitations than those contained in our existing senior credit facilities.

The terms of our other debt obligations may reduce our available cash.

              Holders of our outstanding convertible notes may require us to purchase all, or a portion, of their notes in cash on specified dates and, subject to specified conditions, upon the occurrence of certain fundamental changes. In addition, the terms of the existing senior subordinated notes allow us to redeem each series of notes in some circumstances. To the extent we purchase or redeem any of these securities, our inability to obtain additional cash either through the issuance of new debt securities or through other financings could adversely affect our liquidity and our business, and could adversely affect our ability to repurchase or redeem the notes offered hereby.

There is no established trading market for the notes.

              The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition,

  •
  the interest of securities dealers in making a market, and

  •
  the market for similar securities.

              Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the notes, regardless of our prospects and financial performance.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change of control under the indentures.

              The term "change of control" is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change of control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of Notes—Change of Control."

USE OF PROCEEDS

              We estimate that the net proceeds from this offering will be approximately $342.9 million, after deducting the discounts, commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering to redeem all of our outstanding 2.75% 2024 notes at an aggregate redemption price of $279.8 million, plus accrued and unpaid interest, and for general corporate purposes.

 CAPITALIZATION

              The following table sets forth our unaudited consolidated capitalization as of July 4, 2010. Our capitalization is presented:

  •
  on an actual basis;

  •
  as adjusted to reflect our issuance of the notes offered hereby and the application of the proceeds of this offering to redeem all of our outstanding 2.75% 2024 notes.

              You should read this table along with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

	As of July 4, 2010
	Actual	As Adjusted
	(dollars in millions)
	(unaudited)
Cash and Cash Equivalents	$92.0	$155.2

Long term debt, including current maturities:
Revolving Credit Facility due 2012(1)	$0.0	$0.0
Term A Loan due 2012(1)	257.8	257.8
2.75% Convertible Senior Subordinated Notes due 2011	300.0	300.0
6.75% Senior Subordinated Notes due 2016	400.0	400.0
Senior Subordinated Notes due 2020 offered hereby	—	350.0
2.75% Convertible Senior Subordinated Notes due 2024	279.8	—
3.00% Convertible Senior Subordinated Notes due 2024	199.5	199.5

Total debt	$1,437.0	$1,507.3
Total stockholders' equity	871.4	871.4

Total capitalization	$2,308.4	$2,378.7

(1)
After the closing of this offering, we expect to replace our existing revolving credit facility and term A loan with a new credit facility, which we expect will be a 5-year facility of up to $1.0 billion. See "Description of Other Indebtedness—Senior Credit Facilities".

 RATIO OF EARNINGS TO FIXED CHARGES

              The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the quarters ended July 4, 2010 and July 5, 2009. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	For the Three Months Ended
			Fiscal
	July 4, 2010	July 5, 2009
			2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	6.59	5.64	5.90	4.03	3.88	3.42	2.77
Pro forma ratio of earnings to fixed charges(1)	5.75		5.40

(1)
The pro forma ratio of earnings to fixed charges for the three months ended July 4, 2010 and fiscal 2010 assumes the refinancing of the 2.75% 2024 notes with the proceeds of the notes offered hereby and pro forma fixed charges of $23.6 million and $97.1 million for the three months ended July 4, 2010 and fiscal 2010, respectively.

DESCRIPTION OF NOTES

              The Company will issue the notes pursuant to an indenture, dated as of March 15, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee, and a supplemental indenture to be dated as of the Closing Date, among the Company, the Subsidiary Guarantors and the trustee (collectively, the "Indenture"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the notes. Copies of the Indenture are available upon request from the Company.

              The following is a summary of material provisions of the Indenture. The following summary of the terms of the notes and the Indenture is not complete and is subject to, and is qualified by reference to, the notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined in this prospectus supplement. We urge you to read the entire Indenture, because it, and not this description, defines your rights as holders of the notes. For the definitions of certain capitalized terms, see "Certain Definitions" below.

              For purposes of this section, the term "Company" refers only to Alliant Techsystems Inc. and not to any of its subsidiaries. Certain of the Company's subsidiaries will guarantee the notes and will be subject to many of the provisions contained in this section. Each subsidiary company which guarantees the notes is referred to in this section as a "Subsidiary Guarantor." Each such guarantee is termed a "Subsidiary Guarantee."

              The following description of the notes (referred to in the accompanying prospectus as debt securities) supplements the more general description of the debt securities and guarantees that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of the Debt Securities" in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

Overview of the Notes and the Subsidiary Guarantees

              The notes will be:

  •
  general unsecured obligations of the Company;

  •
  ranked equally in right of payment with all future Senior Subordinated Indebtedness of the Company, including the Company's obligations under its 3.00% Convertible Senior Subordinated Notes due 2024, its 2.75% Convertible Senior Subordinated Notes due 2024, its 2.75% Convertible Senior Subordinated Notes due 2011 and its 6.75% Senior Subordinated Notes due 2016;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the obligations of the Company under the Credit Agreement;

  •
  senior in right of payment to all future Subordinated Obligations of the Company;

  •
  effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  •
  effectively subordinated to all liabilities, including Trade Payables, and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor.

The Subsidiary Guarantors

              The notes will be guaranteed by each Restricted Subsidiary of the Company that from time to time guarantees Indebtedness of the Company or any Domestic Subsidiary of the Company (which currently consists of all of the Company's Domestic Subsidiaries other than ATK Insurance Company, and COI Ceramics, Inc.).

              The Subsidiary Guarantee of each Subsidiary Guarantor:

  •
  will be a general unsecured obligation of such Subsidiary Guarantor;

  •
  will rank equally in right of payment with all future Senior Subordinated Indebtedness of such Subsidiary Guarantor, including each Subsidiary Guarantor's guarantee of the Company's obligations under the 3.00% Convertible Senior Subordinated Notes due 2024, the 2.75% Convertible Senior Subordinated Notes due 2024, the 2.75% Convertible Senior Subordinated Notes due 2011 and the 6.75% Senior Subordinated Notes due 2016;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor, including each Subsidiary Guarantor's guarantee of the Company's obligations under the Credit Agreement;

  •
  will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor; and

  •
  will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

              The notes will not be guaranteed by ATK Insurance Company, COI Ceramics, Inc., Front Line Defense International Inc., or Eagle Industries del Caribe, Inc. As of and for fiscal 2010, on a pro forma basis, neither ATK Insurance Company, COI Ceramics, Inc., Front Line Defense International Inc., nor Eagle Industries del Caribe, Inc. had material net assets when consolidated or generated any material revenue or income when consolidated.

Principal, Maturity and Interest

              The Indenture provides for the issuance by the Company of notes with an unlimited principal amount, of which $350.0 million will be issued in this offering. The Company may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness." The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on September 15, 2020.

              Each note we issue will bear interest at a rate of 6.875% per annum from the Closing Date, or from the most recent date on which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date on March 15 and September 15 of each year. The first interest payment date will be March 15, 2011. We will pay interest on overdue principal at 1% per annum in excess of the interest rate, and we will pay interest on overdue installments of interest at this higher rate to the extent lawful.

              Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Paying Agent and Registrar

              We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the trustee to act as the agent of the Company in these matters. The location of the corporate trust office is 2 North LaSalle Street, Suite 1020, Chicago, Ill. 60602. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Transfer and Exchange

              A Holder of outstanding notes will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any outstanding note selected for redemption or purchase or to transfer or exchange any outstanding note for a period of 15 days prior to the mailing of a notice of redemption or purchase of notes to be redeemed or purchased or within 15 days of an interest payment date. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Form, Denomination and Registration

              The notes will be transferable and exchangeable at the office of the Registrar or any co-registrar and will be issued in fully registered form, without coupons, in denominations of $2,000 and any whole multiple of $1,000 in excess thereof. We may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The notes sold will be evidenced by one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, the Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee. Except as set forth in the accompanying prospectus, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. See "Description of the Debt Securities—Global Debt Securities" in the accompanying prospectus.

Optional Redemption

              Except as set forth in the following paragraphs, we may not redeem the notes prior to September 15, 2015. At any time on or after September 15, 2015, we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest, due on the relevant interest payment date, if redeemed during the 12-month period commencing on September 15 of the years set forth below:

Year	Redemption Price
2015	103.438%
2016	102.292%
2017	101.146%
2018 and thereafter	100.000%

              In addition, at any time prior to September 15, 2013, we may redeem, on one or more occasions, up to a maximum of 35% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more

Qualified Equity Offerings at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that after giving effect to any such redemption:

    (1)
    at least 65% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding immediately after such redemption; and

    (2)
    any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with the procedures set forth in the Indenture.

              At any time prior to September 15, 2015, the Company may redeem all or part of the notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption.

Selection

              If we redeem less than all of the notes, the trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $2,000 in original principal amount or less may be redeemed in part. If we redeem any note in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the notes to be redeemed.

Ranking

              The notes will be unsecured Senior Subordinated Indebtedness of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, equal in right of payment with all future Senior Subordinated Indebtedness of the Company and senior in right of payment to all future Subordinated Obligations of the Company. The notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any trust described below under the caption "—Defeasance" or "—Satisfaction and Discharge" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

              The Subsidiary Guarantees of the notes will be unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantor, equal in right of payment with all future Senior Subordinated Indebtedness of the Subsidiary Guarantor and senior in right of payment to all future Subordinated Obligations of the Subsidiary Guarantor. The Subsidiary Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

              To the extent a Subsidiary is not a Subsidiary Guarantor, creditors of the Subsidiary, including trade creditors, and preferred stockholders, if any, of the Subsidiary generally will have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Company, including Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

              As of July 4, 2010, on an as adjusted basis giving effect to the issuance of the notes offered hereby and the use of the proceeds thereof to redeem all of the Company's 2.75% Convertible Senior Subordinated Notes due 2024, there would have been outstanding:

    (1)
    $257.8 million of Senior Indebtedness of the Company, not including $174.7 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $325.3 million of availability under our revolving credit facility;

    (2)
    $899.5 million of Senior Subordinated Indebtedness of the Company, other than the notes, consisting of $199.5 million principal amount of the Company's 3.00% Convertible Senior Subordinated Notes due 2024, $300.0 million principal amount of the Company's 2.75% Convertible Senior Subordinated Notes due 2011; $400.0 million principal amount of the Company's 6.75% Senior Subordinated Notes due 2016; and no indebtedness of the Company that is subordinate or junior in right of repayment to the notes;

    (3)
    no Senior Indebtedness of the Subsidiary Guarantors, exclusive of guarantees of Indebtedness under the Credit Agreement; and

    (4)
    no Senior Subordinated Indebtedness of the Subsidiary Guarantors, other than the Subsidiary Guarantees and guarantees of the Company's obligations under the 3.00% Convertible Senior Subordinated Notes due 2024, the 2.75% Convertible Senior Subordinated Notes due 2011, and the 6.75% Senior Subordinated Notes due 2016, and no Indebtedness of the Subsidiary Guarantors that is subordinate or junior in right of payment to the Subsidiary Guarantees.

              Although the Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries (including the issuance of Preferred Stock by the Restricted Subsidiaries), this limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness" below.

Subordination

              The Company may not pay principal of, premium, if any, or interest on the notes (except from the trusts described below under "—Defeasance" or "—Satisfaction and Discharge"), or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any notes (collectively, "pay the notes") if:

    (1)
    any Designated Senior Indebtedness of the Company is not paid when due, or

    (2)
    any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    (x)
    the default has been cured or waived and any such acceleration has been rescinded, or

    (y)
    such Designated Senior Indebtedness has been paid in full; provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representative of the

      Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

              During the continuance of any default, other than a default described in clause (1) or (2) of the immediately preceding paragraph, with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, the Company may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee, with a copy to the Company, of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter or earlier if such Payment Blockage Period is terminated:

    (1)
    by written notice to the trustee and the Company from the Person or Persons who gave the Blockage Notice,

    (2)
    by repayment in full of such Designated Senior Indebtedness, or

    (3)
    because the default giving rise to the Blockage Notice is no longer continuing.

              Notwithstanding the provisions described in the immediately preceding paragraph, but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments.

              Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

              If the Company fails to make any payment on the notes when due and within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an Event of Default under the Indenture and will enable the holders of notes to accelerate the maturity thereof in accordance with the Indenture. See "—Events of Default."

              Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

    (1)
    the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the notes; and

    (2)
    until the Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that

      Holders may receive any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

              If a distribution is made to Holders that, due to the subordination provisions of the Indenture, should not have been made to them, the Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

              If payment of the notes is accelerated because of an Event of Default, the Company or the trustee, provided that the trustee shall have received written notice from the Company, on which notice the trustee is entitled to conclusively rely, will promptly notify the holders of the Designated Senior Indebtedness of the Company, or their Representative, of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

              By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company, including the notes, may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

              The Indenture contains substantially identical subordination provisions relating to each Subsidiary Guarantor's obligations under its Subsidiary Guarantee.

Subsidiary Guarantees

              All of the Company's Restricted Subsidiaries that from time to time guarantee Indebtedness of the Company or a Domestic Subsidiary of the Company (which currently consists of all of the Company's Domestic Subsidiaries other than ATK Insurance Company and COI Ceramics, Inc.), will jointly and severally irrevocably and unconditionally Guarantee as primary obligors and not merely as sureties, on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture, including obligations to the trustee, and the notes, whether for payment of principal of, or premium or interest on the notes, expenses, indemnification or otherwise (all such obligations Guaranteed by such Subsidiary Guarantors being herein called the "Guaranteed Obligations"). Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to that Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. In a recent Florida bankruptcy case, subsidiary guarantees containing this kind of provision were found to be fraudulent conveyances and thus unenforceable and the court stated that this kind of limitation is ineffective. The Company does not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Subsidiary Guarantees will be found to be fraudulent conveyances will be significantly increased. See "Risk Factors—Fraudulent conveyance laws may permit courts to void or subordinate the subsidiary guarantee of the notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees." The Company will cause each future Restricted Subsidiary which guarantees Indebtedness of the Company or any Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which the Subsidiary will Guarantee payment of the notes. See "—Certain Covenants—Future Subsidiary Guarantors" below.

              The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are Senior Subordinated Obligations. As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

              Each Subsidiary Guarantee is a continuing guarantee and shall, except as set forth in the four immediately succeeding paragraphs (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the Holders and their successors, transferees and assigns.

              In the event the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or a Restricted Subsidiary and the sale complies with the provisions set forth in the covenants "—Limitation on Sales of Assets and Subsidiary Stock", if as a result of such sale, such Subsidiary Guarantor ceases to be a Restricted Subsidiary, such Subsidiary Guarantor shall be released from its Subsidiary Guarantee at the time of such sale (it being understood that only such portion of the Net Cash Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be so applied before such release).

              Upon the designation of any Subsidiary Guarantor to be an Unrestricted Subsidiary in compliance with the definition of "Unrestricted Subsidiary," such Subsidiary Guarantor will be released from its Subsidiary Guarantee.

              Upon legal defeasance or satisfaction and discharge of the notes in compliance with the provisions of the Indenture described under "—Defeasance" or "—Satisfaction and Discharge," the Subsidiary Guarantors shall be released from their Subsidiary Guarantees.

              If any Subsidiary Guarantor shall have been released from its guarantee of all Indebtedness of the Company and all Domestic Subsidiaries, such Subsidiary Guarantor shall be released from its Subsidiary Guarantee.

Change of Control

              Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled "Optional Redemption":

    (1)
    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), a person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the "parent entity"), if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

    (2)
    during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;

    (3)
    the adoption of a plan relating to the liquidation or dissolution of the Company; or

    (4)
    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company to another Person and, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

              In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 45 days following any Change of Control, the Company shall:

    (1)
    repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

    (2)
    obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

              Within 45 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:

    (1)
    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2)
    the circumstances and relevant facts and financial information regarding such Change of Control;

    (3)
    the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

    (4)
    the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

              The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

              The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

              The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in that covenant and the covenant described under "—Merger and Consolidation", however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

              The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. In addition, future Senior Indebtedness of the Company could contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement will prohibit, subject to limited exceptions, the Company's prepayment of notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Credit Agreement and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of notes exercise their purchase rights following a Change of Control, resulting in a default under the Indenture. Furthermore, the Change of Control provisions may in some circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.

              The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company's

Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors for purposes of the Indenture.

Covenant Suspension When Notes Rated Investment Grade

              If on any date following the date of the Indentures:

    (1)
    the notes are rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

    (2)
    no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants under the Indenture described under the following captions will be suspended:

    (1)
    "—Limitation on Indebtedness";

    (2)
    "—Limitation on Restricted Payments";

    (3)
    "—Limitation on Restriction on Distributions from Restricted Subsidiaries";

    (4)
    "—Limitation on Sales of Assets and Subsidiary Stock";

    (5)
    "—Limitation on Transactions with Affiliates"; and

    (6)
    clause (3) of the covenant described above under the caption "—Merger and Consolidation."

              During any period that the foregoing covenants have been suspended, the Company's Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of "Unrestricted Subsidiary."

              Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated "Limitation on Restricted Payments" covenant will be made as if the "Limitation on Restricted Payments" covenant had been in effect since the date of the Indenture, except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Also, any encumbrance or restriction of the type referred to in the covenant described under "—Limitation on Restrictions on Distributions from Restricted Subsidiaries" incurred during the suspension period shall not result in a Default when such covenant is re-instituted. There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Certain Covenants

              The Indenture contains covenants including, among others, the following:

              Limitation on Indebtedness.    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and to the application of the net proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

              (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1)
    Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $1,350 million, less the aggregate amount of all Net Available Cash from Asset Dispositions applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described under the caption "—Limitation on Sales of Assets and Subsidiary Stock";

    (2)
    Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

    (3)
    Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees or (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above) after giving effect to the use of proceeds from the notes;

    (4)
    the Incurrence by the Company or any Restricted Subsidiary of the Company of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to Refinance Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the paragraph (a) of this covenant or clauses (3), (4), (6) or (12) of this paragraph (b);

    (5)
    Indebtedness (A) in respect of workers' compensation claims, self-insurance obligations, performance bonds, bankers' acceptances, letters of credit, surety or appeal bonds, completion guarantees or similar arrangements provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Hedging Obligations entered into for bona fide hedging purposes of the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculation;

    (6)
    Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount at any time outstanding, including any Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6), not to exceed of the greater of (A) $250 million and (B) 15% of Consolidated Tangible Assets;

    (7)
    Indebtedness of the Company or any of its Restricted Subsidiaries arising from (A) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries, in each case incurred or assumed in connection with the disposition of any business or assets, other than Guarantees of Indebtedness by, or other credit support provided by, the Company or any of its Restricted Subsidiaries in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, such transaction; provided that the maximum aggregate liability in respect of all such Indebtedness permitted by this clause (7) shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries from the sale of such business or assets; and (B) agreements providing for indemnification, adjustment of purchase price or earnout or similar obligations, in each case incurred or assumed in connection with the acquisition of any business or assets;

    (8)
    Indebtedness consisting of Guarantees by the Company or any Subsidiary Guarantor of Senior Indebtedness of the Company or any Restricted Subsidiary otherwise permitted under this covenant;

    (9)
    Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (10)
    Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

    (11)
    Indebtedness of the Company (and Guarantees thereof by any Subsidiary Guarantor) to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes; and

    (12)
    Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $250 million.

              (c)   Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding amount of any particular Indebtedness Incurred pursuant to this covenant:

    (1)
    Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

    (2)
    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

    (3)
    in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify (and, except as provided in clause (1) of this paragraph (c), may later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

              Limitation on Senior Subordinated Debt.    The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to the notes. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Subsidiary Guarantor or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

              Limitation on Liens.    The Company will not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. In addition, no Subsidiary Guarantor will Incur any Secured Indebtedness that is not Senior Indebtedness of such Subsidiary Guarantor unless contemporaneously therewith effective provision is made to secure the Subsidiary Guarantee of such Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

              Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1)
    declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries than pro rata),

    (2)
    purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

    (3)
    purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

    (4)
    make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, other acquisition or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (A)
    a Default shall have occurred and be continuing (or would result therefrom);

    (B)
    the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

    (C)
    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to April 1, 2001 (other than Restricted Payments excluded pursuant to paragraph (b) below) would exceed the sum, without duplication, of:

    (i)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2001, to the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

    (ii)
    the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 1, 2001 (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

    (iii)
    the aggregate Fair Market Value of any assets or property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 15, 2006 (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

    (iv)
    the amount by which Indebtedness of the Company or its Restricted Subsidiaries issued after April 1, 2001 is reduced on the Company's consolidated balance sheet upon the conversion or exchange of such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

    (v)
    with respect to Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after April 1, 2001, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from dividends or other distributions or payments on such Investments, or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after April 1, 2001.

The Company would have had approximately $520 million available for restricted payments as of July 4, 2010 under clause (C) above.

              (b)   The provisions of the foregoing paragraph (a) will not prohibit:

    (1)
    any dividend or distribution in respect of, or any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or

      Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

      (A)
      such dividend, distribution, purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

      (B)
      the Net Cash Proceeds or the Fair Market Value of any assets or property received from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) or 4(C)(iii), as applicable, of paragraph (a) above;

    (2)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (3)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (4)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends (without duplication) will be included in the calculation of the amount of Restricted Payments;

    (5)
    any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $10 million in any calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded from the calculation of the amount of Restricted Payments;

    (7)
    the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the "—Limitation on Indebtedness" covenant; provided, however, that such payment shall be excluded from the calculation of the amount of Restricted Payments; or

    (8)
    other Restricted Payments in an aggregate amount not to exceed $150 million; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

              Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1)
    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

    (2)
    make any loans or advances to the Company; or

    (3)
    transfer any of its property or assets to the Company,

              except:

    (A)
    any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Closing Date;

    (B)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

    (C)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

    (D)
    in the case of clause (3), any encumbrance or restriction

    (i)
    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license or similar contract;

    (ii)
    contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; or

    (iii)
    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

    (E)
    any encumbrance or restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

    (F)
    with respect to a Restricted Subsidiary, any encumbrance or restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (G)
    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

    (H)
    any encumbrance or restriction existing under, by reason of or with respect to Indebtedness Incurred by any Subsidiary Guarantor permitted to be Incurred under the "—Limitation on Indebtedness" covenant, provided that the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith at the time such Indebtedness is Incurred that such encumbrance or restriction would not impair the ability of the Company to make payments of interest and principal on the notes when due; or

    (I)
    existing under, by reason of or with respect to Indebtedness Incurred by Foreign Subsidiaries permitted to be Incurred under the "—Limitation on Indebtedness" covenant.

              Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1)
    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

    (2)
    at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, assets useful in a Permitted Business or Permitted Securities; provided that the amount of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition shall be deemed cash for the purposes of this provision (but for no other purpose) so long as such amount, taken together with the Fair Market Value when received of all other Designated Noncash Consideration that is at that time outstanding (i.e., that has not been sold for or otherwise converted into cash), does not exceed $35 million, and

    (3)
    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 360 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash:

    (A)
    first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company, Senior Indebtedness of a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company);

      (B)
      second, to the extent of the balance of Net Available Cash after application, in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably (determined based upon the respective principal amounts of the notes and such other Senior Subordinated Indebtedness being purchased or repaid) to purchase the notes and to purchase or otherwise repay such other Senior Subordinated Indebtedness of the Company, and

      (D)
      fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not prohibited by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

              Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $50 million.

              For the purposes of this covenant, the following are deemed to be cash:

  •
  the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and

  •
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

              (b)   In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase notes tendered pursuant to an offer by the Company for the notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures, including prorating in the event of oversubscription, set forth in the Indenture and (ii) to purchase or otherwise repay other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby at the purchase price set forth in the relevant documentation (including accrued and unpaid interest to the date of acquisition, the "purchase price"), provided that to the extent the purchase price of any such Senior Subordinated Indebtedness exceeds 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of acquisition, the Company shall not use any Net Available Cash to pay such purchase price, except as permitted by the next sentence. If the aggregate purchase price of notes and other Senior Subordinated Indebtedness tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes and other Senior Subordinated Indebtedness, the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes and other Senior Subordinated Indebtedness pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $50 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

              (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

              Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

    (1)
    that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate,

    (2)
    that, in the event such Affiliate Transaction involves an aggregate amount in excess of $20 million,

    (A)
    are set forth in writing, and

    (B)
    have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction, and

    (3)
    that, in the event such Affiliate Transaction involves an amount in excess of $30 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial point of view, to the Company and its Restricted Subsidiaries.

(b)    The provisions of the foregoing paragraph (a) will not prohibit:

    (1)
    any Permitted Investment or any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments,"

    (2)
    any employment arrangements, employee benefit plans or arrangements (including pension plans, health and life insurance plans, retiree medical plans, deferred compensation plans, indemnification agreements, stock options and restricted stock and stock ownership plans) or related trust agreements or similar arrangements, in each case, approved by the Board of Directors and any grant or issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, any of the foregoing,

    (3)
    loans or advances to employees in the ordinary course of business of the Company, but in any event not to exceed $5 million in the aggregate outstanding at any one time,

    (4)
    the payment of reasonable fees to directors of the Company or its Subsidiaries,

    (5)
    any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

    (6)
    the provision by Persons who may be deemed Affiliates of the Company of investment advisory services to the Company or its Restricted Subsidiaries with respect to the Company's or its Restricted Subsidiaries' employee benefit plans.

              SEC Reports.    Whether or not required by the SEC's rules and regulations, the Company will file with the SEC within the time periods specified in the SEC's rules and regulations, and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act, provided that for purposes of this covenant, such information, documents and other reports shall be deemed to have been furnished to the trustee, Holders and prospective Holders if they are electronically available via the SEC's EDGAR System. Even if the Company is entitled under the Exchange Act not to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 or 15(d) of the Exchange Act (excluding exhibits) to the trustee and the Holders of notes as if it were subject to such periodic reporting requirements. The Company also will comply with the other provisions of Section 314(a) of the TIA.

              Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (5) under "—Defaults" until 90 days after the date any report hereunder is due.

              Future Subsidiary Guarantors.    The Company will cause each Restricted Subsidiary which guarantees any Indebtedness of the Company or any Domestic Subsidiary (which currently consists of all of the Company's Domestic Subsidiaries other than ATK Insurance Company and COI Ceramics, Inc.) of the Company to become a Subsidiary Guarantor, and if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

              Limitation on Lines of Business.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Merger and Consolidation

              The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets and its Subsidiaries' assets (taken as a whole) to, any Person, unless:

    (1)
    the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the notes and the Indenture; provided that in the case where the Surviving Company is not a corporation, a co-obligor on the notes is a corporation;

    (2)
    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3)
    immediately after giving effect to such transaction, the Successor Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction or would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

    (4)
    the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

              The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the notes.

              In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

    (1)
    immediately after giving effect to such transaction (and, in the case of clause (2)(x) below, treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (2)
    either:

    (x)
    the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; or

    (y)
    such consolidation, merger, conveyance or transfer complies with the provisions set forth under "—Limitation on Sales of Assets and Subsidiary Stock;" and

    (3)
    the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

              In the case of clause (2)(x) above, the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture, and the predecessor Subsidiary Guarantor (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the notes.

              Notwithstanding the foregoing:

    (A)
    any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor; and

    (B)
    the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

Defaults

              Each of the following is an Event of Default:

    (1)
    a default in any payment of interest on any note when due and payable whether or not prohibited by the provisions described under "Subordination" above, continued for 30 days,

    (2)
    a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Subordination" above,

    (3)
    the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under "Merger and Consolidation" above,

    (4)
    the failure by the Company or any Restricted Subsidiary to comply for 45 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" above (in each case other than a failure to purchase notes),

    (5)
    the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the notes or the Indenture,

    (6)
    the failure by the Company or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture,

    (7)
    specified events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8)
    the rendering of any judgment or decree for the payment of money in excess of $50.0 million or its foreign currency equivalent (in excess of the amount for which liability for payment is covered by enforceable insurance policies issued by solvent third party insurers) against the Company or a Restricted Subsidiary if:

    (A)
    an enforcement proceeding thereon is commenced by any creditor or

    (B)
    such judgment or decree remains outstanding for a period of 90 days following such judgment and is not paid, discharged, waived or stayed (the "judgment default provision") or

    (9)
    any Subsidiary Guarantee of a Subsidiary Guarantor holding more than 5% of the Company's Consolidated assets or generating more than 5% of the Company's Consolidated sales or net income as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof) or any such Subsidiary Guarantor or Person acting by or on behalf of any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

              Clauses (1), (2) and (7) above replace the Events of Default set forth in "Description of the Debt Securities—Events of Default" set forth in the accompanying prospectus.

              A default under clause (4), (5) or (6) will not constitute an Event of Default until the trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the trustee of the default and the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clause (4), (5) or (6) hereof after receipt of such notice.

              If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. However, if any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Amendments and Waivers

              Subject to certain exceptions, the Indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the notes). However, without the consent of each Holder of an outstanding note affected, no amendment may:

    (1)
    reduce the amount of notes whose Holders must consent to an amendment,

    (2)
    reduce the rate of or extend the time for payment of interest on any note,

    (3)
    reduce the principal of or extend the Stated Maturity of any note,

    (4)
    reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption" above,

    (5)
    make any note payable in money other than that stated in the note,

    (6)
    make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

    (7)
    impair the right of any Holder to receive payment of principal of, and interest on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

    (8)
    make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9)
    modify any Subsidiary Guarantee in any manner materially adverse to the Holders.

              Without the consent of any Holder, the Company, the Subsidiary Guarantors and the trustee may amend the Indenture to (in addition to those things specified in the accompanying prospectus):

      (a)
      convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the notes;

      (b)
      evidence the succession of another Person to the Company, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company or any Subsidiary Guarantor under the Indenture pursuant to the provisions described under the caption "—Merger and Consolidation";

      (c)
      add to the covenants of the Company and the Subsidiary Guarantors such further covenants, restrictions, conditions or provisions for the protection of the Holders of notes;

      (d)
      cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of notes;

      (e)
      evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the notes and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one trustee pursuant to the requirements of the Indenture;

      (f)
      provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

      (g)
      to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor (or any Representative thereof) under such subordination provisions;

      (h)
      add additional Guarantees with respect to the notes and release any Subsidiary Guarantor in accordance with the provision of the Indenture;

      (i)
      provide for the issuance of Additional Notes;

      (j)
      conform the text of the Indenture or the notes to any provision of this Description of Notes; or

      (k)
      comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

              However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

              The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

              After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

              The Company may at any time terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

              In addition, the Company may at any time terminate:

    (1)
    its obligations under the covenants described under "—Change of Control" and "—Certain Covenants",

    (2)
    the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

              In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

              The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Restricted Subsidiaries) or (9) under "Defaults" above or because of the failure of the Company to comply with clauses (3) or (4) under the first paragraph of "Merger and Consolidation" above.

              In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

              The Indenture (including the Subsidiary Guarantees) will be discharged and will cease to be of further effect as to all notes issued thereunder when:

    (1)
    all outstanding notes (other than notes replaced or paid) have been canceled or delivered to the trustee for cancellation; or

    (2)
    all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption or will become due and payable within one year, and the Company irrevocably deposits with the trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the trustee (which opinion shall only be required to be delivered if U.S. Government Obligations have been so deposited), to pay the principal of and interest on the outstanding notes when due at maturity or upon redemption of, including interest thereon to maturity or such redemption date (other than notes replaced or paid); and, in either case

    (3)
    the Company pays all other sums payable under the Indenture by it.

Concerning the Trustee

              The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., is the trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the notes. The Company and its subsidiaries may maintain accounts and conduct other banking transactions with affiliates of the trustee. An affiliate of The Bank of New York Mellon Trust Company, N.A. is a party to the Credit Agreement.

No Personal Liability of Directors, Officers, Employees and Stockholders

              No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

              The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

              "Additional Assets" means:

    (1)
    any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

    (2)
    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3)
    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

              "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "—Certain Covenants—Limitation on Transactions with Affiliates" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

              "Applicable Premium" means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at September 15, 2015 (such redemption price being described under "—Optional Redemption") plus (2) all remaining required interest payments due on such note through September 15, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

              "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1)
    any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2)
    all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

    (3)
    any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

              other than,

      (A)
      any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

      (B)
      for purposes of the provisions described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to (and permitted by) the covenant described under "—Certain Covenants—Limitation on Restricted Payments",

      (C)
      a disposition of assets with a Fair Market Value of less than $25 million,

      (D)
      any disposition of surplus, discontinued or worn-out equipment or other immaterial assets no longer used in the on-going business of the Company and its Restricted Subsidiaries,

      (E)
      (A) any disposition of cash or Temporary Cash Investments or readily marketable securities or (B) any disposition resulting from the liquidation or dissolution of any Restricted Subsidiary to the extent made ratably in accordance with the relative equity interests held by, or capital accounts of, the owners thereof, and

      (F)
      any transaction that constitutes a Permitted Investment.

              "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate implicit in such transaction determined in accordance with GAAP, compounded annually of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended.

              "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1)
    the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2)
    the sum of all such payments.

              "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

              "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

              "Business Day" means each day which is not a Legal Holiday.

              "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

              "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

              "Closing Date" means the date the notes were originally issued.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Commodity Agreement" means with respect to any Person any contract designed to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices.

              "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1)
    the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available to

    (2)
    Consolidated Interest Expense for such four fiscal quarters;

              provided, however, that:

      (A)
      if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; provided, however, that with respect to Indebtedness Incurred pursuant to a revolving credit or similar arrangement referred to above, calculations shall be made using the average daily balance of such Indebtedness for such period unless such Indebtedness is projected, in the reasonable judgment of senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of Incurrence of such Indebtedness, in which case such calculations will be made on a pro forma basis as if such Indebtedness had been Incurred on the first day of such period,

      (B)
      if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, unless such Indebtedness has been permanently repaid and the related commitment has been terminated and not been replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

      (C)
      if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale,

      (D)
      if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness as if such Investment or acquisition occurred on the first day of such period, and

      (E)
      if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

              For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

              If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If the interest on any such Indebtedness may be determined based on rates chosen by the Company, pro forma interest expense may be determined based on such optional rate chosen as the Company may designate.

              "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1)
    income tax expense of the Company and its Consolidated Restricted Subsidiaries accrued in accordance with GAAP,

    (2)
    Consolidated Interest Expense,

    (3)
    depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

    (4)
    amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and

    (5)
    all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all nonrecurring non-cash gains of the Company and its Restricted Subsidiaries in each case for such period.

              Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

              "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

    (1)
    interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

    (2)
    amortization of debt discount and debt issuance costs,

    (3)
    capitalized interest,

    (4)
    non-cash interest expense,

    (5)
    commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

    (6)
    interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

    (7)
    net costs associated with Hedging Obligations, including amortization of fees,

    (8)
    all dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company (other than dividends payable solely in Capital Stock of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary),

    (9)
    interest Incurred in connection with investments in discontinued operations, and

    (10)
    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

              "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1)
    any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

    (A)
    subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such

        Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

      (B)
      the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2)
    except as contemplated by the definition of Consolidated Coverage Ratio, any net income, or loss, of any Person acquired by the Company or a Restricted Subsidiary of the Company for any period prior to the date of such acquisition;

    (3)
    any net income, or loss, of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

    (A)
    subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period (or after such period and prior to the applicable calculation date) to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

    (B)
    the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4)
    any after-tax gain, or loss, realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business and any after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5)
    any extraordinary after-tax gain or loss;

    (6)
    any nonrecurring non-cash charges relating to a restructuring program approved by the Board of Directors;

    (7)
    any fees and expenses, or any amortization or writeoff thereof, incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction (including the refinancing of the 8 1/2% Senior Subordinated Notes due 2011 with the proceeds of the 6.75% Senior Subordinated Notes due 2016 and the termination of existing Interest Rate Agreements in connection therewith and the redemption of the 2.75% Convertible Senior Subordinated Notes due 2024 with the proceeds of the notes) or amendment or other modification of any debt instrument; and any charges incurred as a result of any such transaction;

    (8)
    non-cash charges related to the issuance of stock options or restricted stock or other non-cash stock-based compensation expense; and

    (9)
    the cumulative effect of a change in accounting principles.

              Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(v) thereof.

              "Consolidated Tangible Assets" as of any date of determination, means the total amount of assets, less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items, which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

    (1)
    minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

    (2)
    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

    (3)
    treasury stock;

    (4)
    cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

    (5)
    Investments in, and assets of, Unrestricted Subsidiaries.

              "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

              "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of March 29, 2007, among the Company, as borrower, Bank of America, N.A. ("BOA"), as Administrative Agent, the lenders party thereto, Calyon, New York Branch, as Syndication Agent, Royal Bank of Scotland and U.S. Bank National Association ("US Bank"), as Co-Documentation Agents, Banc of America Securities LLC and Calyon, New York Branch, as Joint Lead Arrangers, and Banc of America Securities LLC, as Sole Bookrunning Manager, and as may be amended, restated, supplemented, waived, replaced, whether or not upon termination, and whether with the original lenders or otherwise, refinanced, restructured or otherwise modified from time to time, including the contemplated $1.0 billion credit agreement to be entered into by the Company and its subsidiaries after the Closing Date.

              "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

              "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

              "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

              "Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation.

              "Designated Senior Indebtedness" of the Company means

    (1)
    the Bank Indebtedness and

    (2)
    any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

              "Designated Senior Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

              "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

    (1)
    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (2)
    is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable, or

    (3)
    is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "—Change of Control" and "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock".

              "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves (1) an aggregate amount in excess of $20 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors and (2) an aggregate amount in excess of $40 million, shall have been determined in writing by a nationally recognized appraisal or investment banking firm, provided that (i) this sentence shall not apply to the definitions of "Asset Disposition," "Permitted Investments," and "Indebtedness" and

(ii) except in the case of a disposition to an Affiliate of the Company, clause (2) of this sentence shall not apply to clause (1) of paragraph (a) of the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

              "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia unless it Guarantees Indebtedness of the Company.

              "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

    (1)
    the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2)
    statements and pronouncements of the Public Company Accounting Oversight Board,

    (3)
    such other statements by such other entities as approved by a significant segment of the accounting profession, and

    (4)
    the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

              All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

              "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1)
    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2)
    entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

              "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

              "Holder" means the Person in whose name a note is registered on the Registrar's books.

              "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

              "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

    (1)
    the principal in respect of indebtedness of such Person for borrowed money;

    (2)
    the principal in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3)
    all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    (4)
    all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (5)
    all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6)
    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7)
    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

    (A)
    the Fair Market Value of such asset at such date of determination and

    (B)
    the amount of such Indebtedness of such other Persons;

    (8)
    Hedging Obligations of such Person; and

    (9)
    all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

              The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

              "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

              "Investment" by a specified person in any other Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

    (1)
    "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the

      Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

      (A)
      the Company's "Investment" in such Subsidiary at the time of such redesignation less,

      (B)
      the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

    (2)
    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer; and

    (3)
    if the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.

              "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

              "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

              "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

    (1)
    all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    (2)
    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

    (3)
    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

    (4)
    payments of unassumed liabilities relating to the assets sold at the time of, or within 60 days after, the date of such sale to the extent required by any agreement or contract relating to such liabilities, and

    (5)
    appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

              "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

              "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company or of a Subsidiary Guarantor, as appropriate.

              "Officers' Certificate" means a certificate signed by two Officers.

              "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the trustee.

              "Permitted Business" means the business engaged in by the Company and its Subsidiaries on the Closing Date and any Related Business.

              "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1)
    the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

    (2)
    another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

    (3)
    Temporary Cash Investments;

    (4)
    receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5)
    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6)
    relocation and other loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding $5 million in the aggregate outstanding at any one time;

    (7)
    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

    (8)
    any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition (without regard to clause (C) or (D) of the definition thereof) that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock";

    (9)
    lease, utility and other similar deposits in the ordinary course of business;

    (10)
    Investments to the extent paid for in Capital Stock (other than Disqualified Stock) of the Company;

    (11)
    Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by, or other transfer of title to, the Company or a Restricted Subsidiary with respect to a secured Investment;

    (12)
    Investments, in joint ventures and other business entities (in each case that are not Subsidiaries of the Company) that are engaged in a Permitted Business, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million;

    (13)
    Investments, in any Person, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed the greater of (x) $150.0 million and (y) 7.5% of Consolidated Tangible Assets; and

    (14)
    Investments by ATK Insurance Company or any other captive insurance Restricted Subsidiary, in the ordinary course of business, of a nature and type described under Temporary Cash Investments, provided that the maturity of such Investments from the date of acquisition does not exceed 5 years.

              "Permitted Securities" means, with respect to any Asset Disposition, Voting Stock of a Person primarily engaged in a Permitted Business, provided that after giving effect to the Asset Disposition such Person shall become a Restricted Subsidiary.

              "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

              "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

              "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

              "Purchase Money Indebtedness" means Indebtedness:

    (1)
    consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

    (2)
    Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including cost of construction, additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition (or completion of construction or improvement) by the Company or such Restricted Subsidiary of such asset.

              "Qualified Equity Offering" means an offering for cash by the Company of its common stock.

              "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

              "Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary Incurred in compliance with the Indenture; provided, however, that:

    (1)
    the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2)
    the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

    (3)
    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish the Refinancing and such reasonable expenses incurred in connection therewith) and

    (4)
    (A) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being Refinanced and (B) if the Indebtedness being Refinanced is pari passu in right of payment with the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is pari passu with or subordinated in right of payment to the notes or such Subsidiary Guarantee;

provided further, however, that Refinancing Indebtedness shall not include:

      (A)
      Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company,

        or

      (B)
      Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

              "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

              "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

              "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

              "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

              "SEC" means the Securities and Exchange Commission.

              "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

              "Senior Indebtedness" of the Company or any Subsidiary Guarantor means the principal of, premium, if any, and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Subsidiary Guarantor's Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

    (1)
    any obligation of the Company to any Subsidiary of the Company or of a Subsidiary Guarantor to the Company or any other Subsidiary of the Company;

    (2)
    any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

    (3)
    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) and any amounts owed for compensation to employees;

    (4)
    any Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, and any accrued and unpaid interest in respect thereof that by its terms is subordinate or junior in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

    (5)
    any obligations with respect to the Company's 3.00% Convertible Senior Subordinated Notes due 2024, the Company's 2.75% Convertible Senior Subordinated Notes due 2024, the Company's 6.75% Senior Subordinated Notes due 2016 and the Company's 2.75% Convertible Senior Subordinated Notes due 2011 and any Subsidiary Guarantor's guarantee thereof;

    (6)
    any obligations with respect to any Capital Stock; or

    (7)
    any Indebtedness Incurred in violation of the Indenture.

              For purposes of clause (4) above, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Subsidiary Guarantor or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

              "Senior Subordinated Indebtedness" of the Company means the notes, the Company's 3.00% Convertible Senior Subordinated Notes due 2024, the Company's 2.75% Convertible Senior Subordinated Notes due 2024, the Company's 6.75% Senior Subordinated Notes due 2016, the Company's 2.75% Convertible Senior Subordinated Notes due 2011 and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

              "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

              "Stated Maturity" means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

              "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of a Subsidiary Guarantor has a correlative meaning.

              "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1)
    such Person,

    (2)
    such Person and one or more Subsidiaries of such Person or

    (3)
    one or more Subsidiaries of such Person.

              "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Restricted Subsidiary of the Company pursuant to the terms of the Indenture.

              "Subsidiary Guarantor" means any Restricted Subsidiary that has issued a Subsidiary Guarantee and its successors and assigns until released from its obligations under its Subsidiary Guarantee in accordance with the terms of the Indenture.

              "Temporary Cash Investments" means any of the following:

    (1)
    United States dollars, Canadian dollars, euros or any national currency of any participating member state of the EMU or such local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business,

    (2)
    any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

    (3)
    investments in demand deposits and in time deposit accounts, certificates of deposit, and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (4)
    repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above,

    (5)
    investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

    (6)
    investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

    (7)
    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above.

              "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Closing Date.

              "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

              "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to September 15, 2015; provided, however, that if the then remaining term of the notes to September 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to September 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

              "trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

              "Trust Officer" means any officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

              "Unrestricted Subsidiary" means:

    (1)
    any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

    (2)
    any Subsidiary of an Unrestricted Subsidiary.

              The Board of Directors may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not either a

Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary; provided, however, that either:

      (A)
      the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

      (B)
      if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

              The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)
          the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" or the Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction and

          (y)
          no Default shall have occurred and be continuing.

              Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

              "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

              "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

DESCRIPTION OF OTHER INDEBTEDNESS

Long-Term Debt and Credit Facilities

              As of July 4, 2010 we had actual total indebtedness of $1,437.0 million. In addition, we had $174.7 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $325.3 million of availability under our revolving credit facility, which expires in 2012. Our indebtedness at July 4, 2010 was comprised primarily of borrowings under our term loan facility and our outstanding notes as set forth below.

July 4, 2010
(in thousands)
Long-term debt, including current portion:
Senior Credit Facility dated March 29, 2007:
Term A Loan due 2012	$257.8
Revolving Credit Facility due 2012	—
2.75% Convertible Senior Subordinated Notes due 2011	300.0
6.75% Senior Subordinated Notes due 2016	400.0
2.75% Convertible Senior Subordinated Notes due 2024	279.8
3.00% Convertible Senior Subordinated Notes due 2024	199.5

Principal amount of long-term debt	1,437.0
Less: unamortized discounts	42.7

Carrying amount of long-term debt	1,394.3
Less: current portion	17.2

Carrying amount of long-term debt, excluding current portion	$1,377.1

Senior Credit Facilities

              The term A loan and revolving credit facility both mature in 2012. The term A loan is subject to quarterly principal payments as follows:

  •
  $3,438 in the year ending March 31, 2011;

  •
  $6,875 in the year ending March 31, 2012; and

  •
  $220,000 due on March 29, 2012.

              Substantially all of our and our subsidiaries' domestic, tangible and intangible assets and of our subsidiaries are pledged as collateral under the term A loan and the revolving credit facility. Borrowings under the term A loan and the revolving credit facility bear interest at a rate equal to the sum of a base rate (currently equal to the bank's prime rate) or a Eurodollar rate plus an applicable margin, which is based on our senior secured credit ratings. We must also pay an annual commitment fee on the unused portion of the revolving credit facility. As of July 4, 2010, we had no borrowings under the revolving credit facility.

              We are currently in discussions with potential lenders about refinancing the senior credit facilities with what we expect to be a new 5-year senior credit facility of up to $1.0 billion, consisting of a $600.0 million revolving credit facility and a $400.0 million term loan. The closing of this offering of notes is not conditioned on the refinancing of our existing credit facilities, and we cannot assure you that it will be refinanced on acceptable terms or at all.

2011 Notes

              Our 2011 notes mature on September 15, 2011. Interest on these notes is payable on March 15 and September 15 of each year. Holders may convert their notes at a conversion rate of 10.3617 shares of our common stock per $1,000 principal amount of these notes (a conversion price of $96.51 per share) in the event that our stock price exceeds certain levels, upon the occurrence of certain corporate transactions, or during the last month prior to maturity. We are required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at our sole election.

              In connection with the issuance of the 2011 notes, we purchased call options on our common stock. The call options, which become exercisable upon conversion of the 2011 notes, allow us to purchase approximately 3.1 million shares of our common stock and/or cash from the counterparty at an amount equal to the amount of common stock and/or cash related to the excess conversion value that we would pay to the holders of the related convertible notes upon conversion. In addition, we sold warrants to issue approximately 3.3 million shares of our common stock at an exercise price of $116.75 per share. On a combined basis, the call options and the warrants are intended to reduce the potential dilution of our common stock in the event that the 2011 notes are converted by effectively increasing the conversion price of these notes from $96.51 to $116.75. The call options and the warrants are separate and legally distinct instruments that bind us and the counterparty and have no binding effect on the holders of the 2011 notes.

2016 Notes

              Our 2016 notes mature on April 1, 2016. These notes are general unsecured obligations. Interest on these notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year. We have the right to redeem some or all of these notes from time to time on or after April 1, 2011, at specified redemption prices. Prior to April 1, 2011, we may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium.

2.75% 2024 Notes

              Our 2.75% 2024 notes mature on February 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year. We are required to pay contingent interest at a rate driven by the average trading price of these notes if the trading price reaches specified levels during each six-month measurement period. Based on the current trading price of these notes, we do not anticipate that we will be required to pay contingent interest for the foreseeable future.

              We may redeem all of these notes in cash at any time. Holders of these notes may require us to repurchase in cash some or all of the notes on February 15, 2014 and February 15, 2019. Noteholders also may convert their notes at a conversion rate of 12.5843 shares of our common stock per $1,000 principal amount of these notes (a conversion price of $79.46 per share) in the event that our stock price exceeds certain levels, if we were to call these notes for redemption, or upon the occurrence of certain corporate transactions. We are required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at our sole election.

              As described in "Use of Proceeds," it is our intention to use the net proceeds from this offering to redeem all of our outstanding 2.75% 2024 notes at an aggregate redemption price of $279.8 million, plus accrued and unpaid interest.

3.00% 2024 Notes

              Our 3.00% 2024 notes mature on August 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year. Beginning August 20, 2014, we will be required to pay contingent interest at a rate driven by the average trading price of these notes if the trading price reaches specified levels during the measurement period.

              We may redeem all of these notes in cash at any time on or after August 20, 2014. Holders of these notes may require us to repurchase in cash some or all of the Notes on August 15, 2014 and August 15, 2019. Note holders may also convert their notes at a conversion rate of 12.5392 shares of our common stock per $1,000 principal amount of these notes (a conversion price of $79.75 per share) in the event that our stock price exceeds certain levels, if we were to call these notes for redemption, or upon the occurrence of certain corporate transactions. We are required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at our sole election.

Rank and Guarantees

              Our outstanding notes rank equal in right of payment with each other and all of our future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the senior credit facilities. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of our domestic subsidiaries. All of these guarantor subsidiaries are 100% owned by us. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

Covenants

              Our senior credit facilities impose restrictions on us, including limitations on our ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the senior credit facilities limit our ability to enter into sale-and-leaseback transactions. The senior credit facilities also requires that we meet and maintain the following financial ratios:

	Leverage Ratio	Interest Coverage Ratio
Requirement	≤ 4.00	≥3.00
Actual at July 4, 2010	2.15	12.91

              The leverage ratio is based on our covenant EBITDA (which includes adjustments for items such as non-recurring or extraordinary noncash expenses, non-cash charges related to stock-based compensation, and intangible asset impairment charges).

              Many of our debt agreements contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well. Our ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond our control. Borrowings under the senior credit facilities are subject to compliance with these covenants. As of July 4, 2010, we were in compliance with the covenants.

              The indentures governing our outstanding notes impose restrictions on us, including limitations on our ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. As of July 4, 2010, we were in compliance with the indentures.

UNDERWRITING

              Banc of America Securities LLC and RBS Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$128,948,000
RBS Securities Inc.	73,684,000
SunTrust Robinson Humphrey, Inc.	36,842,000
U.S. Bancorp Investments, Inc.	36,842,000
Wells Fargo Securities, LLC	36,842,000
Mitsubishi UFJ Securities (USA), Inc.	18,421,000
RBC Capital Markets Corporation	18,421,000

Total	$350,000,000

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflict of Interest

              As described in "Use of Proceeds," we intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 2.75% 2024 notes. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by Wells Fargo and/or its affiliates in this offering, this offering is being conducted in compliance with NASD Rule 2720, as administered by the FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering because none of the underwriters primarily responsible for managing this offering have any conflict of interest, as that term is defined in Rule 2720.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of the underwriters are lenders, and in some cases, agents or managers for the lenders, under our existing revolving credit facility and term A loan and may be lenders and in some cases, agents or managers for the lenders, under our currently contemplated senior credit facilities.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (A)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (B)
    in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following summary describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes. The summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect.

              This summary applies to you only if you acquire the notes for cash in this offering at the initial offering price and hold the notes as capital assets within the meaning of Section 1221 of the Code.

              This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances, and it does not address state, local, foreign, alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, U.S. Holders (as described below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or holders who hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the notes.

              For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (ii) a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.

              For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

              If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, then the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that holds notes or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you.

U.S. Holders

Interest

              We anticipate that the notes will not be issued with original issue discount for U.S. federal income tax purposes. In such case, if you are a U.S. Holder, interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable of Dispositions of Notes

              If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note, reduced by any principal payments you have previously received in respect of the note.

              Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

              U.S. federal backup withholding may apply to payments on the notes and proceeds from the sale or other disposition of the notes if you are a non-corporate U.S. Holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the Internal Revenue Service (the "IRS").

              A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest

              Subject to the discussion of backup withholding and information reporting below, if you are a Non-U.S. Holder, payments of interest on the notes to you will not be subject to U.S. federal income tax (including branch profits or withholding tax), provided that:

  •
  you do not, directly or indirectly, actually or constructively, own 10% or more of the voting power of the stock of Alliant Techsystems Inc.;

  •
  you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

  •
  you are not a controlled foreign corporation for U.S. federal income tax purposes that is, actually or constructively, related to us (as provided in the Code);

  •
  the interest payments are not effectively connected with your conduct of a trade or business within the United States; and

  •
  you meet certain certification requirements.

              You will satisfy these certification requirements if you certify on IRS Form W-8BEN, or a substantially similar substitute form, under penalties of perjury, that you are not a United States person within the meaning of the Code, provide your name and address and file such form with the withholding agent.

              If you hold the note through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations.

              Even if the requirements listed above are not satisfied, you will be entitled to an exemption from or reduction in U.S. withholding tax provided that:

  •
  You are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption or reduction, you must generally complete IRS Form W-8BEN and claim this exemption or reduction on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

  •
  The interest income on the notes is effectively connected with the conduct of your trade or business in the United States. To claim this exemption, you must complete IRS Form W-8ECI.

              You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IIRS.

Sale, Exchange or Other Taxable of Dispositions of Notes

              Subject to the discussion below regarding backup withholding and information reporting, if you are a Non-U.S. Holder, you will not be subject to U.S. federal income tax (including branch profits tax) on the gain you realize on any sale, exchange, redemption, retirement or other taxable disposition of a note, unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable treaty (and you comply with applicable certification and other requirements to claim treaty benefits), is generally attributable to a U.S. "permanent establishment";

  •
  you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

  •
  a portion of the gain represents accrued but unpaid interest, in which case the U.S. federal income tax rules for interest would apply to such portion.

U.S. Trade or Business

              If interest on a note or gain from a disposition of the notes is effectively connected with your conduct of a U.S. trade or business, and, if required by an applicable treaty, you maintain a U.S. "permanent establishment" to which the interest or gain is attributable, you will generally be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. Holder. If you are a foreign corporation, you may also be subject to a branch profits tax of 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

              Under current U.S. federal income tax law, backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of the notes, unless you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a Non-U.S. Holder or otherwise establish an exemption. We (or our paying agent) may, however, report payments of interest on the notes.

              The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your notes outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United

States, then the backup withholding and information reporting requirements will generally not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through the foreign office of a foreign broker that is, for U.S. federal income tax purposes:

  •
  a United States person (within the meaning of the Code);

  •
  a controlled foreign corporation;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership with certain connections to the United States;

              unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.

              You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

              The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

VALIDITY OF THE NOTES AND THE GUARANTEES

              The validity of the notes and the guarantees will be passed upon for us by Gibson, Dunn & Crutcher LLP. Shearman & Sterling LLP will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

              The consolidated financial statements of Alliant Techsystems Inc. (the "Company") as of March 31, 2010 and 2009, and for each of the three years in the period ended March 31, 2010, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2010, as amended by the Company's Current Report Form 8-K dated August 13, 2010, and the effectiveness of the Company's internal control over financial reporting as of March 31, 2010, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

              We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

              Our SEC filings are available to the public from the SEC's web site at www.sec.gov or from our web site at www.atk.com. However, the information on our web site does not constitute a part of this prospectus supplement or the accompanying prospectus. To receive copies of public records not posted to the SEC's web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (202) 551-8300 for more information.

              Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information also may be obtained from us as described below.

              We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 001-10582) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (including the portions of our proxy statement, filed June 16, 2010, incorporated by reference therein), except to the extent Items 1, 2, 7 and 8 were amended by our Current Report on Form 8-K filed on August 13, 2010, which is incorporated by reference;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2010; and

  •
  Our Current Reports on Form 8-K dated April 13, 2010, May 6, 2010, August 3, 2010 and August 13, 2010.

              We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

              Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus supplement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus supplement.

              The information related to us contained in this prospectus supplement should be read together with the information contained in the documents incorporated by reference.

              We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus supplement by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus supplement. Requests should be directed to:

Jeff Huebschen Director of Investor Relations Alliant Techsystems Inc. 7480 Flying Cloud Drive Minneapolis, MN 55344 (952) 351-2929 E-mail: Jeff.Huebschen@atk.com

PROSPECTUS

ALLIANT TECHSYSTEMS INC.
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
GUARANTEES OF DEBT SECURITIES

        We may offer and sell, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering:

  •
  senior or subordinated debt securities;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  depositary shares of preferred stock; and

  •
  guarantees of debt securities.

        Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "ATK".

        Investing in our securities involves risks. You should read carefully and consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated September 8, 2010

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

        Unless we have indicated otherwise, references in this prospectus to "ATK," "we," "us" and "our" or similar terms are to Alliant Techsystems Inc., a Delaware corporation, and its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

        Our SEC filings are available to the public from the SEC's web site at www.sec.gov or from our web site at www.atk.com. However, the information on our web site does not constitute a part of this prospectus. To receive copies of public records not posted to the SEC's web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (202) 551-8300 for more information.

        Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information also may be obtained from us as described below.

        We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 001-10582) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (including the portions of our proxy statement, filed June 16, 2010, incorporated by reference therein), except to the extent Items 1, 2, 7 and 8 were amended by our Current Report on Form 8-K filed on August 13, 2010, which is incorporated by reference;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2010; and

  •
  Our Current Reports on Form 8-K dated April 13, 2010, May 6, 2010, August 3, 2010 and August 13, 2010.

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

        The information related to us contained in this prospectus and any prospectus supplement should be read together with the information contained in the documents incorporated by reference.

        You may obtain without charge, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

                      Jeff Huebschen
                      Director of Investor Relations
                      Alliant Techsystems Inc.
                      7480 Flying Cloud Drive
                      Minneapolis, MN 55344
                      (952) 351-2929
                      E-mail: Jeff.Huebschen@atk.com

 FORWARD-LOOKING STATEMENTS

        Some of the statements made and information contained in this prospectus, excluding historical information, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project" or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

  •
  reductions or changes in NASA or U.S. Government military spending and budgetary policies and sourcing strategy;

  •
  increases in costs, which we may not be able to react to due to the nature of our U.S. Government contracts or for other reasons;

  •
  the potential termination of U.S. Government contracts and the potential inability to recover termination costs;

  •
  government laws and other rules and regulations applicable to our company, such as procurement and import-export control;

  •
  the novation of U.S. Government contracts;

  •
  other risks associated with U.S. Government contracts that might expose our company to adverse consequences;

  •
  risks associated with diversification into new markets;

  •
  changes in cost estimates and/or timing of programs;

  •
  costs of servicing our debt, including cash requirements and interest rate fluctuations;

  •
  intense competition;

  •
  reduced demand for commercial ammunition;

  •
  performance of our subcontractors;

  •
  supply, availability, and costs of raw materials and components, including commodity price fluctuations;

  •
  development of key technologies and retention of a qualified workforce;

  •
  fires or explosions at any of our facilities;

  •
  environmental laws that govern past practices and rules and regulations, noncompliance with which may expose our company to adverse consequences;

  •
  actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates;

  •
  capital market volatility and corresponding assumptions related to our capital structure, such as share count and interest rates;

  •
  effects of financial market disruptions or volatility upon our customers and vendors;

  •
  greater risk associated with international business;

  •
  results of acquisitions;

  •
  costs incurred for pursuits and proposed acquisitions that have not yet or may not close; and

  •
  unanticipated changes in the tax provision or exposure to additional tax liabilities.

        This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. Additional information regarding these and other factors may be contained in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

THE COMPANY

        We are a premier aerospace and defense company and a leading supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. We are the world's largest manufacturer of solid rocket motors and the prime contractor of the first stage of NASA's next-generation family of launch vehicles—the Ares I and Ares V. We produce other large solid rocket motors used to launch a wide variety of strategic missiles and launch vehicles for satellite insertions or deep-space scientific exploration. We are also a leading producer of ammunition for small, medium and large caliber applications for the defense and commercial sectors. In addition, we supply a variety of advanced weapons systems and composite structures to aerospace and defense prime contractors. For the twelve months ended July 4, 2010, we had total sales of $4.8 billion and EBITDA of $654.9 million.

        Effective April 1, 2010, we realigned our business structure into four operating groups. These operating segments are defined based on the reporting and review process used by our chief executive officer and other management. The new operating structure better aligns our capabilities and resources with our customers and markets and positions us for long-term growth and improved profitability. As a result of this realignment, our four operating groups are:

  •
  Aerospace Systems (33% of LTM sales).  The Aerospace Systems segment is the world's top producer of solid rocket propulsion systems and a leading supplier of military and commercial aircraft structures. Through this segment, we develop and produce rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provide engineering and technical services. Additionally, Aerospace Systems operates in the military and commercial aircraft and launch structures markets and has extensive experience supporting human and space payload missions. Other products include ordnance, such as decoy and illuminating flares. For the twelve months ended July 4, 2010, our Aerospace Systems segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $1,576.9 million and $140.8 million, respectively.

  •
  Armament Systems (35% of LTM sales).  The Armament Systems segment develops and produces military small, medium, and large caliber ammunition, precision munitions, gun systems, and propellant and energetic materials. Through this segment we are the world's largest manufacturer of military ammunition and integrated medium-caliber gun systems. This segment operates the ATK Lake City Army Ammunition Plant in Independence, Missouri, where it has the capacity to produce 1.4 billion rounds of small-caliber ammunition annually. It also operates the Radford Army Ammunition Plant in Radford, Virginia, where it produces rocket and gun propellants and other energetics materials. For the twelve months ended July 4, 2010, our Armament Systems segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $1,699.5 million and $175.1 million, respectively.

  •
  Missile Products (15% of LTM sales).  The Missile Products segment operates across the following market areas: missiles, propulsion, missile defense, fuses and warheads, composites, special mission aircraft, and electronic warfare. Other major products and programs include aircraft sensor integration, missile warning systems, control systems, and advanced technologies for military, space, strategic, and tactical applications. The group operates our Manufacturing Center of Excellence in Rocket Center, West Virginia. In fiscal 2010, the Missile Products group encompassed more than 700 different programs for U.S. and allied armed forces, NASA and international governments. For the twelve months ended July 4, 2010, our Missile Products segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $739.6 million and $58.6 million, respectively.

  •
  Security and Sporting (16% of LTM sales).  The Security and Sporting segment develops and produces commercial products and tactical systems and equipment. Through this segment, we are a leading supplier of ammunition for law enforcement, military and sporting applications; a manufacturer of optics, reloading gear and sport shooting accessories; and a producer of tactical accessories. We serve sport shooting enthusiasts, law enforcement professionals, military and tactical markets. Our products include some of the most widely known brands in the industry, including Federal Premium, CCI, Speer, RCBS, Alliant Powder, Champion, Weaver, Eagle, and Blackhawk. For the twelve months ended July 4, 2010, our Security and Sporting segment sales and income from continuing operations before net interest, income taxes and noncontrolling interest were $784.6 million and $118.5 million, respectively.

        The April 1, 2010 realignment is not reflected in the information contained in our Annual Report on Form 10-K for the year ended March 31, 2010, but it is reflected in our Form 8-K dated August 13, 2010 and our Form 10-Q dated August 11, 2010.

        We conduct a portion of our business through our wholly-owned subsidiaries. If so provided in the applicable prospectus supplement, these subsidiaries may act as guarantors of debt securities we issue.

        The mailing address of our principal executive offices is 7480 Flying Cloud Drive, Minneapolis, MN 55344. Our telephone number is (952) 351-3000.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the three months ended July 4, 2010 and July 5, 2009. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	For the Three Months Ended
			Fiscal
	July 4, 2010	July 5, 2009
			2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	6.59	5.64	5.90	4.03	3.88	3.42	2.77

 USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

 GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

        We may offer and sell, at any time and from time to time:

  •
  senior or subordinated debt securities;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  depositary shares of preferred stock;

  •
  guarantees of debt securities; or

  •
  any combination of these securities.

        The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC that will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF THE DEBT SECURITIES

        The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

        As used in this "Description of the Debt Securities," the "Company" refers to Alliant Techsystems Inc. and does not, unless the context otherwise indicates, include our subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

        The debt securities that we offer will be either senior debt securities or subordinated debt securities (including any debt securities that are senior subordinated debt securities). We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under the Subordinated Indenture, dated as of March 15, 2006, between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee, which we refer to as the subordinated indenture. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The subordinated indenture and the form of the senior indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended.

        The senior debt securities will be unsubordinated obligations of the Company. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See "Subordination of Debt Securities." The subordinated debt securities will rank equally with each other and all other subordinated debt, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

        Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not be guaranteed by, and therefore will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any non-guarantor subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company's claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

        The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the prospectus supplement, we may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the prospectus supplement for the series.

        Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities in respect of which this prospectus is being delivered:

          (1)   the title of the debt securities;

          (2)   any limit upon the aggregate principal amount of the debt securities;

          (3)   the price at which we will issue the debt securities;

          (4)   if other than 100% of the principal amount, the portion of their principal amount payable upon maturity of the debt securities;

          (5)   the date or dates on which the principal of the debt securities will be payable (or method of determination thereof);

          (6)   the rate or rates (or method of determination thereof) at which the debt securities will bear interest (including any interest rates applicable to overdue payments), if any, the date or dates from which any such interest will accrue and on which such interest will be payable, the record dates for the determination of the holders to whom interest is payable, and the dates on which any other amounts, if any, will be payable;

          (7)   if other than as set forth herein, the place or places where the principal of, premium and other amounts, if any, and interest, if any, on the debt securities will be payable;

          (8)   the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

          (9)   our obligation, if any, to redeem, repurchase or repay debt securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof and the price or prices at which and the period or periods within which and the terms and conditions upon which securities of the series shall be redeemed, purchased or repaid, in whole or in part;

          (10) the denominations in which the debt securities shall be issuable;

          (11) the form of such debt securities, including such legends as required by law or as we deem necessary or appropriate, and the form of temporary global security that may be issued;

          (12) whether the debt securities are convertible into other securities of the Company and, if so, the terms and conditions of such conversion;

          (13) whether there are any authentication agents, paying agents, transfer agents or registrars with respect to the debt securities;

          (14) whether the debt securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;

          (15) the ranking of such debt securities as senior debt securities or subordinated debt securities;

          (16) if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal, premium or other amounts, if any, and/or interest, if any);

          (17) if the debt securities will be secured by any collateral, a description of the collateral and the terms and conditions of the security and realization provisions;

          (18) the provisions relating to any guarantee of the debt securities, including the ranking thereof;

          (19) the ability, if any, to defer payments of principal, interest, or other amounts; and

          (20) any other specific terms or conditions of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

        "Principal" when used herein includes any premium on any series of the debt securities.

        Unless otherwise provided in the prospectus supplement relating to any debt securities, principal and interest, if any, will be payable, and transfers of the debt securities may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payment.

        The debt securities may be issued only in fully registered form and, unless otherwise provided in the prospectus supplement relating to any debt securities, in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

        Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the debt securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

        The indentures require the annual filing by the Company with the trustee of a certificate as to compliance with certain covenants contained in the indentures.

        The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Debt Securities

        We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

          (1)   the indebtedness ranking senior to the debt securities being offered;

          (2)   the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

          (3)   the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

          (4)   the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Subsidiary Guarantees

        Our obligations to pay the principal of, premium, if any, and interest on any debt securities may be unconditionally guaranteed on a joint and several basis by any of the subsidiary guarantors as described in the applicable prospectus supplement. The obligations of each subsidiary guarantor will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to that subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Covenants

        We will set forth in the prospectus supplement any covenants applicable to any issue of debt securities, which may include covenants that restrict, among other things, our and our subsidiaries' ability to:

          (1)   pay dividends and make other distributions with respect to capital stock, purchase, redeem or retire capital stock, make certain payments, and make investments;

          (2)   incur additional debt and issue preferred stock;

          (3)   sell assets;

          (4)   enter into transactions with affiliates;

          (5)   incur liens;

          (6)   engage in certain business activities; and

          (7)   engage in mergers or consolidations.

Consolidation, Merger, Sale or Conveyance

        Unless otherwise provided in the prospectus supplement relating to any debt securities, the Company may not consolidate with, merge with or into or sell, convey or lease all or substantially all of its assets to any person unless the Company is the surviving corporation or the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the debt securities issued thereunder, and, after giving effect thereto, no material default shall have occurred.

Events of Default

        Except as otherwise set forth in the prospectus supplement relating to any debt securities, an Event of Default with respect to the debt securities of any series is defined in the indentures as:

          (1)   default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; or

          (3)   specified events of bankruptcy, insolvency or reorganization of the Company and, as specified in the relevant prospectus supplement, certain subsidiaries of the Company.

        Additional Events of Default may be added for the benefit of holders of certain series of debt securities that, if added, will be described in the prospectus supplement relating to such debt securities.

        The foregoing Events of Default will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        If a default occurs and is continuing with respect to debt securities of a series and is known to the trustee, the trustee must mail to each holder of such debt securities notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs, the principal and interest on all the debt securities of such series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, including payments pursuant to the redemption provisions of such note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of such series of debt securities. In addition, the Company will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate on behalf of the Company know of any default with respect to the debt securities of any series that occurred during the previous year. The Company will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default with respect to the debt securities of any series, their status and what action the Company is taking or proposes to take in respect thereof.

        Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indentures provide that, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganizations of the Company) with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding by notice to the Company may declare the principal amount of all debt securities of such series and accrued and unpaid interest to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

        Subject to the provisions of the indentures relating to the duties of the trustee, in case an Event of Default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee security or indemnity reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

        Except to enforce the right to receive payment of principal, premium, if any, or interest with respect to any series of debt securities when due, no holder of any series may pursue any remedy with respect to the indenture or the notes of such series unless:

          (1)   such holder has previously given the trustee notice that an Event of Default under such series of debt securities is continuing;

          (2)   holders of at least 25% in principal amount of the outstanding notes of such series have requested the trustee in writing to pursue the remedy;

          (3)   such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount of the outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

        Additional terms and conditions with respect to the rights of holders of the debt securities of a particular series and the rights and obligations of the trustee, in each case, in connection with a default or Event of Default, may be specified in the relevant prospectus supplement.

Satisfaction and Discharge of Indentures

        Unless otherwise provided in the relevant prospectus supplement, any indenture will be discharged, and will cease to be of further effect, as to debt securities of any series issued thereunder when:

          (1)   all outstanding debt securities of such series (other than the debt securities replaced or paid) have been canceled or delivered to the trustee for cancellation; or

          (2)   all outstanding debt securities of such series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption or will become due and payable within one year, and the Company irrevocably deposits with the trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the trustee (which opinion shall only be required to be delivered if U.S. Government Obligations have been so deposited), to pay the principal of and interest on the outstanding debt securities of such series when due at maturity or upon redemption thereof, including interest thereon to maturity or such redemption date (other than debt securities replaced or paid);

and, in either case the Company pays all other sums payable under the applicable indenture by it with respect to the debt securities of such series.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

Modification of the Indentures

        The indentures contain provisions permitting the Company and the trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the applicable indenture affected thereby, to execute supplemental indentures adding certain provisions to, or changing in any manner or eliminating any of the provisions of, the applicable indenture or any supplemental indenture or modifying in any manner the rights of the holders of the debt securities of each such series; provided that, unless otherwise provided in the relevant prospectus supplement, no such supplemental indenture may:

          (1)   extend the final maturity date of any debt security of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption or repurchase thereof or change the time at which any debt security may be redeemed, or impair or affect the right of any holder of debt securities to receive payment of principal of, and interest on, such debt securities or to institute suit for the enforcement of any payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, in each case, without the consent of each affected holder of debt securities of such series;

          (2)   reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of each affected holder of debt securities of such series; or

          (3)   reduce the amount of principal payable upon acceleration of the maturity date of any original issue discount security, without the consent of each affected holder of debt securities of such series.

        Additional amendments requiring the consent of each holder affected thereby may be added for the benefit of holders of certain series of debt securities and, if added, will be described in the prospectus supplement relating to such debt securities.

        Additionally, in certain circumstances prescribed in the indenture governing the relevant series of debt securities, the Company and the trustee may execute supplemental indentures without the consent of the holders of debt securities.

Defeasance

        Unless otherwise provided in the relevant prospectus supplement, the Company may at any time terminate all its obligations under the debt securities of any series and the relevant indenture with respect to such series ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of such debt securities.

        In addition, unless otherwise provided in the relevant prospectus supplement, the Company may at any time terminate its obligations under certain covenants and the operation of certain Events of Default provisions ("covenant defeasance") upon satisfaction of certain conditions described below.

        In the event that the Company exercises its legal defeasance option or its covenant defeasance option, any subsidiary that guarantees debt securities of such series will be released from all of its obligations with respect to its guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        Unless otherwise provided in the prospectus supplement, in order to exercise either defeasance option with respect to debt securities of any series, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on, the debt securities of such series to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and holders will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

        Additional terms and conditions with respect to the Company's legal defeasance and covenant defeasance options may be specified in the relevant prospectus supplement.

Global Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a "Debt Depository") identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and interest, if any, on debt securities represented by a global security will be made by the Company to the trustee under the applicable indenture, and then forwarded to the Debt Depository.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and that such global securities will be registered in the name of Cede & Co., DTC's nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

        If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, we do not appoint a successor Debt Depository within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may determine, at any time and subject to the procedures of DTC, not to have any debt securities represented by one or more global securities, and, in such event, will issue individual debt securities in certificated form in exchange for the relevant global securities. Beneficial interests in global securities will also be exchangeable for individual debt securities in certificated form in the event of a default or an Event of Default or upon prior written notice to the trustee by or on behalf of DTC or at the request of the owner of such beneficial interests, in accordance with the indenture. In any of the foregoing circumstances, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in its name. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the action. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in debt securities, except as described above.

        To facilitate subsequent transfers, the debt securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notice and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Principal and interest payments, if any, on the debt securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is our or the trustee's responsibility, disbursement of such payments to Direct Participants is DTC's responsibility, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

        We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        None of us, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Trustee

        The Bank of New York Mellon Trust Company, N.A. is to be the trustee under the indentures. The Company and its subsidiaries may maintain accounts and conduct other banking transactions with affiliates of the trustee.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, as such, will have any liability for any obligations of the Company under the debt securities of any series or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of any series by accepting such debt securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of such securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 180,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. As of August 1, 2010, 33,196,163 shares of the registrant's common stock, par value $.01 per share, were outstanding and no shares of preferred stock were outstanding.

        The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation, our bylaws and the applicable prospectus supplement for additional information about our capital stock. See "Where You Can Find More Information."

Common Stock

        Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

        Except as otherwise provided by law or stated below, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preference stock (without regard to series). The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

        Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

  •
  the designation of the series;

  •
  the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

  •
  the voting rights, if any, of shares of the series;

  •
  the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

  •
  the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

  •
  the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

        We have designated 200,000 shares of our authorized preferred stock as Series A junior participating preferred stock in connection with our stockholders rights agreement. See "—Stockholders Rights Agreement."

Depositary Shares

        We may, at our option, elect to offer fractional shares of preferred stock, or "depositary shares," rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement to be entered into between us and the depositary named in the applicable prospectus supplement. The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be described in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC. You should carefully read the deposit agreement and the depositary receipt attached to the deposit agreement for a more complete description of the terms of the depositary shares.

        If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

        Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem or convert the depositary shares from the proceeds it receives from the corresponding redemption or conversion of the applicable series of preferred stock. The redemption or conversion price per depositary share will be equal to the applicable fraction of the redemption or conversion price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed or converted, the depositary will select which shares are to be redeemed or converted by lot on a pro rata basis or by any other equitable method as the depositary may decide.

        After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and any other charges as are stated in the deposit agreement for their accounts.

Limitations on Liability and Indemnification of Officers and Directors

        Our restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director's duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit.

Purposes and Effects of Certain Provisions of Our Restated Certificate of Incorporation

General

        Our restated certificate of incorporation contains provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions. This description is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation, the form of which is included as an exhibit to our annual report on Form 10-K, which is incorporated by reference into this registration statement.

Preferred Stock

        We believe that the availability of the preferred stock under our restated certificate of incorporation will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Fair Price Provision

        Article TENTH of our restated certificate of incorporation requires the approval of a majority of our outstanding shares of voting stock, excluding voting stock held by any "interested stockholder," defined generally as the beneficial owner of more than 10% of our voting stock, in addition to any class vote required by law or otherwise, as a condition of specified business combinations, which are defined as transactions with or for the benefit of an interested stockholder, except in cases in which either specified price criteria and procedural standards are satisfied or the transaction is approved by a majority of our directors who are not affiliated with the interested stockholder and each of whom either was one of our directors prior to the time the interested stockholder became an interested stockholder or was recommended or elected by a majority of these directors. The price criteria under Article TENTH relate to the minimum value to be paid to the holders of our common stock and the procedural standards relate to:

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  preservation of the dividend rate on our common stock;

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  limitations on an interested stockholder's acquisition of additional shares of our capital stock and the receipt from us of loans, financial assistance or tax advantages;

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  disclosure to our stockholders in connection with a proposed business combination; and

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  limitations on major changes in our business or equity capital structure.

Stockholders Rights Agreement

        On May 7, 2002, our board of directors adopted the Rights Agreement (referred to herein as the stockholders rights agreement), by and between us and LaSalle Bank National Association, as Rights Agent, and declared a dividend of one Right for each outstanding share of common stock, payable to stockholders of record at the close of business on May 28, 2002. The stockholders rights agreement provides that under certain circumstances, each holder of a Right be entitled to receive one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price per Right equal to $400 in cash. The Rights will initially trade together with our common stock and are not exercisable until the earlier of 10 days after a public announcement by us that a person or group has acquired 15% or more of our common stock or common stock equivalents or 10 business days (or a later date determined by our board of directors) after a person or group begins a tender or exchange offer that will result in such person or group acquiring 15% or more of our common stock. We are entitled to redeem the Rights at one cent per Right at any time until the later of (1) the date upon which we publicly announce that such 15% position has been acquired, or (2) 5:00 p.m., eastern time, on the tenth business day after the commencement of a tender offer or exchange by a person, whereupon the consummation thereof would result in a person or group obtaining a 15% position in our common stock. If we are involved in certain transactions after the Rights become exercisable, a holder of Rights, other than Rights beneficially owned by a stockholder who has acquired 15% or more of our common stock, which Rights become void, is entitled to buy a number of shares of the acquiring company's common stock, or our common stock, as the case may be, having a market value of twice the exercise price of each Right. A potential dilutive effect may exist upon the exercise of the Rights. The Rights under the stockholders rights agreement expire on May 28, 2012, unless earlier redeemed or exchanged. Until a Right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends. Shares of common stock issued prior to the expiration date of the rights upon conversion of our 2.75% convertible senior subordinated notes due 2024 and our 3.00% convertible senior subordinated notes due 2024 will be accompanied by rights.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

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  prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

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  at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation's voting stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

 DESCRIPTION OF THE GUARANTEES

        The debt securities may be guaranteed by certain of our subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several and full and unconditional obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

 PLAN OF DISTRIBUTION

        We may sell the offered securities through agents, underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

        In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

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  Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

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  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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  Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

 VALIDITY OF THE SECURITIES

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Keith D. Ross, Esq., our General Counsel, will provide an opinion regarding certain matters under Minnesota law and Lathrop & Gage LLP will provide an opinion regarding certain matters under Missouri law. Any underwriters may also be represented by their own counsel and that counsel will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of Alliant Techsystems Inc. (the "Company") as of March 31, 2010 and 2009, and for each of the three years in the period ended March 31, 2010, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2010, as amended by the Company's Current Report on Form 8-K dated August 13, 2010, and the effectiveness of the Company's internal control over financial reporting as of March 31, 2010, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$350,000,000

Alliant Techsystems Inc.
6 7/8% Senior Subordinated Notes due 2020

P R O S P E C T U S S U P P L E M E N T

BofA Merrill Lynch
RBS
SunTrust Robinson Humphrey
US Bancorp
Wells Fargo Securities
Mitsubishi UFJ Securities
RBC Capital Markets

September 8, 2010